The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196738

Subject to Completion. Dated November 30, 2016.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 13, 2014)

$100,000,000

Allegiant Travel Company

5.50% Senior Notes due 2019

Allegiant Travel Company (“Allegiant,” the “Company,” “we” or “us”) is offering $100,000,000 aggregate principal amount of 5.50% Senior Notes due 2019 (the “new notes”). The new notes are being offered as additional notes under an indenture dated June 25, 2014, as supplemented (the “Indenture”), pursuant to which the Company issued $300,000,000 aggregate principal amount of 5.50% Senior Notes due 2019 (the “existing notes” and, together with the new notes, the “notes”). The new notes and the existing notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will be fully fungible with the existing notes. The new notes and the existing notes will be of the same series and will have the same CUSIP number. As a result, the outstanding principal amount of the series of notes, after issuance of the new notes, will be $400 million.

We will pay interest on the new notes on January 15 and July 15 of each year. The first such payment will be made on January 15, 2017. The new notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on July 15, 2019 unless redeemed prior to maturity. Our obligations under the new notes will be fully and unconditionally guaranteed by our wholly-owned domestic subsidiaries (the “Guarantors”).

We may redeem all or part of the new notes at a redemption price equal to 100% of the principal amount of the new notes plus an applicable make-whole premium and accrued and unpaid interest. See “Description of the Notes—Optional Redemption.” If we undergo certain change of control transactions, we must offer to repurchase the new notes at a price equal to 101% of the principal amount of the new notes, plus accrued and unpaid interest, if any. See “Description of the Notes—Certain Covenants—Change of Control Offer to Purchase.”

The existing notes and the related guarantees are, and the new notes and the related guarantees will be, our senior unsecured obligations and will be the senior unsecured obligation of the Guarantors. The new notes and the related guarantees will rank pari passu in right of payment with all of our and the Guarantors’ respective existing and future senior indebtedness and senior in right of payment to all of our and the Guarantors’ respective future senior subordinated and subordinated indebtedness. The existing notes and related guarantees are, and the new notes and related guarantees will be effectively subordinated to all of our and the Guarantors’ respective existing and future secured indebtedness to the extent of the value of the assets pledged to secure those obligations. The notes will also be structurally subordinated to all existing and future indebtedness of our non-guarantor subsidiaries.

The notes will not be listed on any securities exchange or quoted on any automated quotation system.

Investing in the new notes involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total
Initial public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to Allegiant(2)%	$
(1)	Plus accrued interest from July 15, 2016 to the settlement date.
(2)	We have agreed to reimburse the underwriters with respect to certain expenses. See “Underwriting.”

The initial public offering price set forth above does not include accrued interest. Interest on the new notes will accrue from July 15, 2016 and must be paid by the purchasers.

The underwriter expects to deliver the new notes through the facilities of The Depository Trust Company against payment in New York, New York on                , 2016.

Goldman, Sachs & Co.

Prospectus Supplement dated                , 2016.

Allegiant Route Map
 Based on published schedule as of November 1, 2016

Bellingham
Kalispell
Pasco
Missoula
Great Falls
Eugene
Minot
Grand Forks
Bismarck
Fargo
Bozeman
Billings
Medford
Boise
Idaho Falls
St. Cloud
Appleton
Casper
Rapid City
Sioux Falls
Grand Rapids
Flint
Sonoma
Reno
Stockton
Ogden
Provo
Grand Island
Des Moines
Omaha
Cedar Rapids
Moline
Peoria
Bloomington
Springfield
Rockford
South Bend
Indianapolis
Fort Wayne
Toledo
Cleveland
Akron/Canton
Youngstown
Pittsburgh
Columbus
Dayton
Cincinnati
Huntington
Lexington
Owensboro
Evansville
Belleville
Knoxville
Chattanooga
Asheville
Tri-Cities
Greensboro
Concord
Raleigh/Durham
Roanoke
Richmond
Clarksburg
Hagerstown
Harrisburg
Allentown
Trenton
Wilkes-Barre/Scranton
Elmira
Niagara Falls
Rochester
Syracuse
Ogdensburg/Ottawa
Plattsburgh
Burlington
Portsmouth
Stewart/Newburgh
Bangor
Monterey
Fresno
Denver
Grand Junction
Colorado Springs
Montrose
Kansas City
Wichita
Springfield
Tulsa
Oklahoma City
Northwest Arkansas
Memphis
Little Rock
Albuquerque
Greenville/Spartanburg
Santa Maria
El Paso
Shreveport
San Antonio
Laredo
McAllen
San Francisco / Oakland
Las Vegas
Los Angeles
Palm Springs
San Diego
Phoenix / Mesa
Honolulu
Austin
New Orleans
Destin / Ft. Walton Beach
New York / Newark
Washington, D.C. / Baltimore
Myrtle Beach
Savannah / Hilton Head
Jacksonville
Orlando / Sanford
Tampa / St. Pete
Fort Myers / Punta Gorda
Fort Lauderdale
San Juan
Puerto Rico
= Destination Cities

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “Commission”). The shelf registration statement was declared effective by the Commission upon filing. By using a shelf registration statement, we may sell any combination of the securities described in the base prospectus from time to time in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. You should rely only on the information or representations incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed by us with the Commission. Neither we nor the underwriter has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. You may obtain copies of the shelf registration statement, or any document which we have filed as an exhibit to the shelf registration statement or to any other Commission filing, either from the Commission or from the Secretary of Allegiant Travel Company as described under “Where You Can Find More Information” in this prospectus supplement. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate as of any date other than the date printed on their respective covers.

MARKET DATA

Market, industry and competitive position data presented throughout this prospectus supplement has been obtained from a combination of our own internal company surveys, the good faith estimates of management and various trade associations and publications. While we believe our internal surveys, third-party information, industry data, estimates of management and data from trade associations are reliable, neither we nor the Underwriter has verified this data with any independent sources. This information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Forward-Looking Statements.” As a result, you should be aware that such market, industry and competitive position data presented in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. Accordingly, neither we nor the Underwriter makes any representations as to the accuracy or completeness of that data.

NON-GAAP FINANCIAL MEASURES

EBITDA and EBITDAR, as presented in this prospectus supplement, and certain other financial information, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization and “EBITDAR” as EBITDA plus aircraft lease rentals. We caution investors that amounts presented in accordance with these definitions may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA and EBITDAR in the same manner.

We use EBITDA and EBITDAR to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting of future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures.

S-i

EBITDA and EBITDAR have important limitations as analytical tools. These limitations include the following:

•	EBITDA and EBITDAR do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;
•	EBITDAR does not reflect amounts paid to lease aircraft;
•	EBITDA and EBITDAR do not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;
•	although depreciation and amortization are non cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA and EBITDAR do not reflect the cash required to fund such replacements; and
•	other companies in our industry may calculate EBITDA and EBITDAR differently than we do, limiting their usefulness as comparative measures.

See “Selected Financial and Operating Information” for a quantitative reconciliation of EBITDA and EBITDAR to the most directly comparable GAAP financial performance measure, which we believe is net income.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement and in the documents incorporated by reference herein that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, fleet plan, financing plans, competitive position, industry environment, potential growth opportunities, future service to be provided and the effects of future regulation and competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements may be found in the section entitled “Risk Factors”. These risk factors include, without limitation, an accident involving or problems with our aircraft, our reliance on automation systems, volatility of fuel costs, labor issues and costs, the ability to obtain regulatory approvals as needed, the effect of economic conditions on leisure travel, debt balances and covenants, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our dependence on our leisure destination markets, the competitive environment, constraints on our ability to grow as we retire our MD-80 aircraft, our reliance on third parties who provide facilities or services to us, the possible loss of key personnel, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

S-ii

Prospectus Supplement

Base Prospectus

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that you may consider important in making your investment decision to purchase the new notes. The following summary should be read together with the more detailed information, including our consolidated financial statements and the related notes, appearing elsewhere or incorporated by reference in this prospectus supplement. References to “Allegiant,” “we,” “us,” and “our” refer to Allegiant Travel Company and its subsidiaries on a consolidated basis.

Business Overview

We are a leisure travel company that provides low-fare air travel and travel related services. We focus on leisure travelers in under-served small and medium-sized cities in the United States. For the twelve months ended September 30, 2016, we had operating revenues of $1.34 billion, EBITDA of $496.8 million, net income of $235.0 million and carried 10.8 million passengers across 337 routes covering 113 cities. Our focus on the leisure customer allows us to eliminate the significant costs associated with serving a wide variety of customers and to concentrate our product appeal on a customer base which is under-served by traditional airlines. We have consciously developed a business model which distinguishes us from the traditional airline approach:

Traditional Airline Approach	Allegiant Approach
Focus on business and leisure customers	Focus on leisure traveler
Provide high frequency service from big cities	Provide low frequency service from small and medium-sized cities
Use smaller aircraft to provide connecting service from smaller markets through hubs	Use larger jet aircraft to provide non-stop service from small cities direct to leisure destinations
Bundled pricing	Unbundled pricing of air-related services and products
Sell through various intermediaries	Sell only directly to travelers
Offer flight connections	No connecting flights offered
Use code-share arrangements to increase passenger traffic	Do not use code-share arrangements

By unbundling our air-related services and products such as baggage fees, advance seat assignments, travel protection, change fees, priority boarding, and food and beverage purchases, which have typically been bundled by many traditional airlines, we are able to significantly lower our airfares and target leisure travelers who are more concerned with price and the ability to customize their experience with us by only purchasing the additional conveniences they value. This strategy allows us to generate significant additional ancillary revenues. Our ancillary revenues have grown from $210.0 million in 2011, to $474.5 million in 2015 and we have already recorded $411.4 million of ancillary revenues during the first nine months of 2016 compared to $357.7 million in the first nine months of 2015.

Our route network has a national footprint and, as of September 30, 2016, we are serving 95 small and medium-sized cities and 18 leisure destinations in 42 states. In most of these small and medium-sized cities, we provide service to more than one of our leisure destinations. We currently provide service to the popular leisure destinations of: Las Vegas, NV; Orlando, FL; Phoenix, AZ; Tampa/St. Petersburg, FL; Los Angeles, CA; Ft. Lauderdale, FL; Punta Gorda, FL; Newark, NJ (providing service to New York City, NY); the San Francisco Bay Area, CA; Honolulu, HI; Palm Springs, CA; Austin, TX; New Orleans, LA; Jacksonville, FL; Savannah/Hilton Head, GA; Baltimore/Washington, DC; Destin, FL; San Diego, CA, and Myrtle Beach, SC (seasonal), and will soon commence service to San Juan, Puerto Rico.

Our Competitive Strengths

We believe the following strengths allow us to maintain a competitive advantage in the markets we serve:

Focus on Leisure Traffic from Small and Medium-Sized Cities. We believe small and medium-sized cities represent an under-served market for leisure travel. Prior to the initiation of our service in many of these markets, leisure travelers had few desirable options to reach leisure destinations because existing carriers are generally focused on connecting business customers through their hub-and-spoke networks. Based on published schedules as of September 30, 2016, we are the only carrier offering non-stop service on approximately 81 percent of our 366 routes. We believe our low fare, non-stop service makes it attractive for leisure travelers to purchase airfare and other travel related products from us. Further, our broad and thin network mitigates our exposure to regional variations in the economy and helps insulate us from competitors, as it would be difficult for a competitor to materially impact our business by targeting one city or region. Our routes typically have less than daily service which makes them less attractive to serve efficiently by any other mainline carrier.

Low Operating Costs. Our operating expense per available seat mile (“CASM”) was 7.79¢ for the first nine months of 2016 compared to 8.62¢ for the first nine months of 2015, and 8.45¢ for the full year 2015 compared to 10.47¢ for the full year 2014 (excluding a one-time impairment charge in 2014 taken on our six Boeing 757 aircraft, engines and related assets). Excluding the cost of fuel, our operating CASM was 5.82¢ for the first nine months of 2016 compared to 5.84¢ for the first nine months of 2015, and 5.81¢ for the full year 2015 compared to 6.13¢ for the full year 2014 (excluding the impairment charge). Our low operating costs allow us to profitably offer our customers lower airfares and are the result of the following:

•	Low Aircraft Ownership Costs. We achieve low aircraft ownership costs by purchasing primarily used aircraft with meaningful remaining useful lives at reduced prices. As of September 30, 2016, our operating fleet consisted of 48 MD-80 series aircraft, 31 Airbus A320 series aircraft and four Boeing 757-200 aircraft. In addition, we have one Airbus A320 series aircraft that has been purchased but not yet placed into service. We currently have commitments to purchase 33 additional Airbus A320 series aircraft, including 12 newly manufactured Airbus A320s and currently expect that by the end of 2019 our operating fleet will consist exclusively of 100 Airbus A320 series aircraft. Of these aircraft, we expect a substantial majority of them will have been purchased used, thereby maintaining low aircraft ownership costs. Further, we own all of our aircraft which allows us to effectively manage maintenance value, a substantial component of used aircraft values. Our fleet ownership expense (aircraft depreciation plus interest expense on debt secured by aircraft) was $112 thousand per aircraft per month over the last twelve months ending September 30, 2016, which we believe is substantially below market lease rates of newly delivered A320s.
•	Highly Productive Workforce. We believe we have one of the most productive workforces in the U.S. airline industry with approximately 39.6 full-time equivalent employees per operating aircraft as of September 30, 2016. Our high level of employee productivity is due to our cost-driven scheduling, fewer unproductive labor work rules, and the effective use of automation and part-time employees. We outsource heavy maintenance, stations and other functions to reliable third-party service providers in an effort to reduce costs.
•	Simple Product. We believe offering a simple product is critical to achieving low operating costs. As such, we sell only nonstop flights; we do not code-share or interline with other carriers; we have a single class cabin; we do not overbook our flights; we do not provide cargo or mail services; and we do not offer other perks such as airport lounges.
•	Low Distribution Costs. We sell our products directly to our customers through our website which lowers our distribution costs. We do not sell our product through external sales channels, which allows us to avoid the fees charged by travel web sites (such as Expedia, Orbitz or Travelocity) and the traditional global distribution systems (“GDS”) (such as Sabre or Worldspan).

•	Cost Effective Airports: Most of the airports we serve are in small cities or are the secondary airport in a major city. These airports give us scheduling flexibility and offer lower costs. These lower costs are driven by less expensive passenger facilities, landing and ground service charges. In addition to inexpensive airport costs, many of the cities we serve provide marketing support which results in lower marketing costs.
•	Cost-Driven Schedule. We build our schedule so that our crews and aircraft return to base each night. This allows us to maximize crew efficiency, and more cost-effectively manage maintenance, spare aircraft and spare parts. Additionally, this structure allows us to add or subtract markets served by a base without incremental costs.

Capacity Management. We actively manage our seat capacity to match leisure demand patterns. Our ability to quickly adjust capacity helps us maintain our profitability in the dynamic travel industry. During 2015, our system average block hours per aircraft per day, was 5.9 system block hours. During our peak demand period in March 2016 we averaged 7.1 system block hours per aircraft per day while in September 2016, our lowest month for demand, we averaged 5.1 system block hours per aircraft per day. Because of our low fixed costs, our low unit costs are not dependent on high utilization. This allows us to tailor our capacity to the demand level specific to a market, a season, a day of week, or even a time of day. For example, we concentrate our flights on high demand leisure travel days and fly a smaller portion of our schedule on low demand days such as Tuesdays and Wednesdays.

Innovative Ancillary Revenues. We believe most leisure travelers are concerned primarily with purchasing air travel for the least expensive price. As such, we successfully unbundled the air transportation product by charging fees for services many traditional airlines historically bundled in their product offering. This pricing structure allows us to target travelers who are most concerned with low fare travel while also allowing travelers to customize their experience with us by purchasing only the additional conveniences they value. Our ancillary revenues have grown 126% from 2011 to 2015. Further, our third-party product offerings allow our customers the opportunity to purchase hotel rooms, rental cars, show tickets and other attractions. Ancillary revenue will continue to be a key component in our total average fare as we believe leisure travelers are less sensitive to ancillary fees than the base fare.

Strong Financial Position. On September 30, 2016, we had $383.3 million of unrestricted cash, cash equivalents and investment securities. As adjusted for the new notes offered hereby (excluding the cost of issuance for the new notes offered), we will have $483.3 million of unrestricted cash, cash equivalents and investment securities and $798.9 million of total debt, net of related costs (other than costs related to the new notes offered hereby), as well as adjusted net debt / EBITDA ratio of 0.6x (net debt being total debt in excess of cash, cash equivalents and investment securities). See “Capitalization”. We generated $405.9 million of cash flow from operations over the last twelve months ended September 30, 2016. We have a history of growing profitably and, notwithstanding periods of high fuel prices and the recession of 2008, as of September 30, 2016 we have been consistently profitable and reported our 55th consecutive quarter with both positive pre-tax earnings1 and EBITDA, the only publicly traded U.S passenger airline to have done so during this period. Our strong financial position and discipline regarding use of capital allows us to have greater financial flexibility to grow the business and efficiently and effectively adapt to changing economic conditions.

Proven Management Team. We have a strong management team comprised of experienced and motivated individuals. Our management team is led by Maurice J. Gallagher, Jr., John Redmond, Jude I. Bricker and Scott D. Sheldon. Mr. Gallagher was the president of WestAir Holdings, Inc. and built WestAir into one of the largest regional airlines in the U.S. prior to its sale in 1992 to Mesa Air Group. He was also one of the founders of ValuJet, Inc., which later became AirTran. Mr. Redmond served as an independent member of our board from 2007 until September 2016 when he joined the Company as an executive officer (excluding one year while attending to business obligations overseas) and has more than 30 years experience in executive management in the hospitality and leisure travel industry. Mr. Bricker was a former manager at American Airlines and joined Allegiant in 2006 where he quickly advanced into roles of increasing responsibility. Mr. Sheldon joined Allegiant in 2004 and has served as our chief financial officer since 2010.

1	Excluding non-cash mark to market hedge adjustments prior to 2008

Our Business Strategy

We intend to consistently grow our profitability by expanding our network to additional small and medium-sized cities while continuing to offer our low-fare air travel and travel related services. The following are key elements of our strategy:

Expand our Customer Base. We plan to continue to focus on leisure travelers in small and medium-sized cities, having grown from 65 cities as of December 31, 2011 to 95 cities as of September 30, 2016. As other carriers have reduced service in our medium-sized cities by providing either limited or no direct service on each route, we have expanded our service to provide many of these cities with non-stop access to our leisure destinations. We intend to continue to add additional flights in the cities we currently serve, expand into more source markets, and add additional destination markets. We believe our addressable market, consisting of connecting small and medium-sized cities to leisure destinations on routes capable of supporting at least twice weekly but less-than-daily service, could be as many as 400 additional routes.

Develop New Sources of Revenue. We have identified three key areas where we intend to grow our ancillary revenues:

•Further Unbundling of Traditional Airline Product. By offering a simple base product at an attractive low fare we can drive demand and generate supplemental revenue as customers pay additional fees for conveniences they value. We aim to continue to increase supplemental revenue by providing additional customizable travel options for our customers.

•Expand Our Third-Party Leisure Product Offering. We currently work with many premier leisure companies in our leisure destinations that provide additional products and services which we sell to our customers. As of September 30, 2016, we offer for sale rooms at more than 400 hotel and casino properties. In addition, we have an exclusive agreement through 2020 with Enterprise Holdings, Inc., the parent company of car rental companies Enterprise Rent-A-Car, National Car Rental and Alamo Rent a Car, for the sale of rental cars packaged with air travel. During 2015, we generated revenue from the sale of 1,204,982 rental car days and we generated revenue from the sale of 1,168,544 rental car days in the first nine months of 2016. During the third quarter of 2016, we launched our first co-branded credit card product. As this product matures over the next several years, we expect it to have a material impact on revenue in 2017 and beyond.

•Leverage Direct Relationships with Our Customers. More than 94% (during 2015 and the first nine months of 2016) of our scheduled service revenue was purchased directly through our website which has allowed us to establish direct contact with our customers. This relationship provides us with additional opportunities to market products and services to each customer at the time of purchase as well as both pre-and post-travel. We intend to continue to market to our existing customers to encourage repeat business. We expect the continuous improvement to our website and other automation enhancements will allow us to create a satisfying user experience and thereby capitalize on customer loyalty.

Focus on Reducing Our Operating Costs even at Low Utilization Levels. We intend to continue to focus on reducing our operating costs to remain one of the most efficient airlines in the world. We have identified four key areas for continued cost improvement:

•Fleet Transition to a Single Fleet Type. We expect to complete a transition to an all Airbus A320 series fleet in 2019. This will allow us to drive greater efficiency with crews, sparing and other operational overhead.

•Fleet Renewal. We expect that our planned transition to an all Airbus fleet and the retirement of older model aircraft will result in more efficient fuel burn and higher reliability.

•Increased Density. The Airbus A320 series aircraft we expect to introduce to our fleet over the next several years will be outfitted with more seats than our existing MD80s, which will contribute to lower unit costs.

•Crew Efficiencies from Our New Contract. Our new contract with our pilots also allows us to maintain our scheduling philosophy with flexible work rules and we expect it will help to stabilize staffing levels with lower attrition and better hiring metrics.

Corporate Structure

The chart below illustrates the structure of Allegiant Travel Company as the parent company and sets forth information concerning the subsidiaries that will guarantee the new notes offered hereby, along with certain financial information as of September 30, 2016.

*Net of related costs.

General Information

Our principal executive offices are located at 1201 N. Town Center Drive, Las Vegas, Nevada 89144. Our telephone number is (702) 851-7300. Our website address is http://www.allegiant.com. We have not incorporated by reference into this prospectus supplement the information on or accessible through our website and you should not consider it to be a part of this document. Our website address is included in this document for reference only.

Recent Developments

In July 2016, we received the results of the FAA Certificate Holder Evaluation Process (“CHEP”) audit conducted between April 5 and June 30, 2016. A CHEP audit evaluates the design and performance of all aspects of an airline’s safety oversight procedures including aircraft and engine maintenance, training and recordkeeping. Initially, the CHEP audit was scheduled for 2018 (typically every five years), but we believe the timing was accelerated by the FAA due to changes in our senior management, the age of our aircraft, and an increase in mechanical flight interruptions principally affecting our older aircraft. All findings identified during the CHEP audit were determined by the FAA to be minor with non-regulatory or with non-systemic regulatory findings observed. We responded to the FAA with an action plan in September 2016 and we have addressed or are addressing all identified findings. We are continuing to work with the FAA to finalize our action plan. A small number of the CHEP findings could result in a formal letter of investigation if the FAA determines that the identified discrepancies warrant consideration of possible enforcement action.

As of September 30, 2016, our fleet was comprised of 48 MD-80 series aircraft with an average age of 26.7 years, 16 Airbus A320 aircraft with an average age of 16.7 years, 15 Airbus A319 aircraft with an average age of 11.3 years and four Boeing 757-200 aircraft, with an average age of 23.3 years. Older aircraft require more frequent maintenance and repair to maintain the aircraft in good working order and often experience increased mechanical flight interruptions. In 2016, we have hired additional qualified technicians, changed certain of our policies and are now seeking to accelerate the retirement of our older aircraft. We expect the reliability of our aircraft will increase significantly as we retire all of our MD-80 series aircraft and complete the transition to a younger fleet of exclusively Airbus A320 series aircraft in 2019.

THE OFFERING

The summary below describes the principal terms of the new notes and the note guarantees. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” in this prospectus supplement for a more detailed description of the terms and conditions of the new notes and note guarantees.

Issuer
Allegiant Travel Company, a Nevada corporation.
Notes Offered
$100,000,000 aggregate principal amount of 5.50% Senior Notes due 2019 (the “new notes”). The new notes will be fully fungible with the existing notes. The new notes and the existing notes will be of the same series and will have the same CUSIP number. As a result, the outstanding principal amount of the series of notes, after issuance of the new notes, will be $400 million.
Maturity Date
July 15, 2019.
Issue Price
  % plus accrued and unpaid interest, if any from July 15, 2016.
Interest and Payment Dates
Interest on the new notes will accrue at a rate of 5.50% per annum on the principal amount from July 15, 2016, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2017.
Guarantors
The new notes will be fully and unconditionally guaranteed by the Guarantors.
Ranking
The existing notes and related guarantees rank, and the new notes and related guarantees will rank, pari passu in right of payment with all of our and the Guarantors’ respective existing and future senior indebtedness and senior in right of payment to all of our and the Guarantors’ respective future senior subordinated and subordinated indebtedness. The existing notes and related guarantees are, and the new notes and related guarantees will be, effectively subordinated to all of our and the Guarantors’ respective existing and future secured indebtedness to the extent of the value of the assets pledged to secure those obligations. The new notes and the note guarantees will also be structurally subordinated to all existing and future indebtedness of our non-guarantor subsidiaries.

As of September 30, 2016, on an as adjusted basis after giving effect to the offering and sale of notes herein, we and the Guarantors would have had approximately $700.7 million of indebtedness outstanding (net of related costs on all indebtedness other than the new notes offered hereby), the non-guarantor subsidiaries would have had approximately $98.3 million of indebtedness outstanding to which the notes are structurally subordinated, the Guarantors would have had approximately $302.3 million of secured indebtedness outstanding to which the notes would have been effectively subordinated and the Guarantors would have approximately $298.4 million of indebtedness ranking pari passu with the notes. The above numbers are net of related costs (other than costs related to the new notes offered hereby). For the nine months ended September 30, 2016, our non-guarantor subsidiaries generated 2.3 percent of our operating revenues and as of September 30, 2016 our non-guarantor subsidiaries held 14.6 percent of our total assets and had 9.5 percent of our total liabilities (including trade payables), all of which would have been structurally senior to the notes. As of September 30, 2016, on a pro forma basis after giving effect to this offering, our non-guarantor subsidiaries would have held 13.8 percent of our total assets and would have had 8.7 percent of our total liabilities (including trade payables), all of which would have been structurally senior to the new notes.

Optional Redemption
We may, at our option, redeem the new notes, in whole or in part at any time, at a redemption price equal to (1) 100% of the principal amount of the new notes being redeemed plus (2) a make-whole amount, plus accrued and unpaid interest, if any, to (but not including) the redemption date. For more details, see “Description of the Notes—Optional Redemption.”
Change of Control Offer
In the event of a specified Change of Control, each holder of notes may require us to repurchase its notes in whole or in part at a repurchase price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the repurchase date. See “Description of the Notes—Certain Covenants—Change of Control Offer to Purchase” and “Risk Factors—Risks Related to the Notes—We may be unable to purchase the Notes upon a change of control as required by the indenture governing the Notes.”
Certain Covenants
The new notes will be issued under an indenture containing covenants that, among other things, will restrict the ability of Allegiant and the ability of its restricted subsidiaries to:
•	pay dividends, redeem or repurchase stock or make other distributions or restricted payments;
•	repay subordinated indebtedness;
•	make certain loans and investments;
•	incur indebtedness or issue preferred stock;

•	incur or permit to exist certain liens;
•	merge, consolidate or sell all or substantially all assets; and
•	designate subsidiaries as unrestricted.

These covenants will be subject to a number of important exceptions and qualifications. For more details regarding these exceptions and qualifications, see “Description of the Notes—Certain Covenants.”

The new notes lack a restriction on asset sales, “cross-default” event of default, or “judgment default” event of default and some covenants typically found in other comparably rated debt securities. See “Risk Factors—Risks Related to the Notes.”

Use of Proceeds
We estimate that we will receive net proceeds of approximately $99.3 million from this offering, after underwriting discounts and commissions and estimated offering expenses. We intend to use these net proceeds for general corporate purposes.
Risk Factors
You should consider carefully all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors under “Risk Factors.”
Book-Entry Form
The new notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the new notes will be shown on, and transfers will be effected only through, records maintained by DTC, and any such interest may not be exchanged for certificated securities, except in limited circumstances described herein. See “Description of the Notes—Form and Settlement; Book-Entry System.”
U.S. Federal Income Tax Considerations
Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the new notes. See “Material United States Federal Income Tax Considerations.”
Trustee
Wells Fargo Bank, National Association.
Governing Law
The indenture and the new notes will be governed by the laws of the State of New York.

You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for an explanation of certain risks of investing in the new notes.

SUMMARY FINANCIAL AND OPERATING DATA

The following tables set forth our summary consolidated financial and other information for the periods ended and as of the dates indicated. The summary consolidated statement of income data for each of the three years ended December 31, 2013, 2014, and 2015 and the summary consolidated balance sheet data as of December 31, 2014 and 2015 were derived from our audited consolidated financial statements prepared in accordance with US generally accepted accounting principles (“U.S. GAAP”) incorporated by reference in this prospectus supplement. The summary consolidated statement of income data for the nine months ended September 30, 2015 and 2016 and summary consolidated balance sheet data as of September 30, 2016, was derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Such interim data includes, in the opinion of management, all adjustments, which are of a normal recurring nature (other than non-recurring adjustments which have been separately disclosed), necessary for a fair presentation of the results for the interim periods presented. The summary consolidated financial and other information for the twelve months ended September 30, 2016 was derived from the unaudited financial statements for the three months ended December 31, 2015 not included in or incorporated by reference into this prospectus supplement and the nine months ended September 30, 2016 referenced above. Historical results are not necessarily indicative of future results. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. You should read the data presented below in conjunction with “Management's Discussion and Analysis of Financial Conditions and Results of Operations” and our financial statements and related notes included in our Form 10-K and Form 10-Q incorporated by reference in this prospectus supplement.

	Year ended December 31,			Twelve months ended September 30,	Nine months ended September 30,
	2013	2014	2015	2016	2015	2016
STATEMENT OF INCOME DATA (in thousands)				(unaudited)	(unaudited)
OPERATING REVENUE
Scheduled service revenue	651,318	732,020	735,563	746,810	556,842	568,089
Fixed-fee contract revenue	17,462	17,403	19,747	30,444	11,993	22,690
Ancillary revenue:
Air-related charges	287,857	331,689	434,317	485,206	326,055	376,944
Third party products	37,030	36,587	40,177	42,996	31,663	34,482
Total ancillary revenue	324,887	368,276	474,494	528,202	357,718	411,426
Other revenue	2,483	19,347	32,384	32,382	24,745	24,743
Total operating revenue	996,150	1,137,046	1,262,188	1,337,838	951,298	1,026,948

OPERATING EXPENSES
Aircraft fuel	385,558	388,216	278,394	244,378	216,985	182,969
Salary and benefits	158,627	193,345	229,802	269,868	171,119	211,185
Station operations	78,231	84,667	102,294	123,839	74,768	96,313
Maintenance and repairs	72,818	86,781	92,575	104,103	70,488	82,016
Sales and marketing	21,678	28,492	21,349	21,216	16,907	16,774
Aircraft lease rentals	9,227	15,945	2,326	1,158	2,092	924
Depreciation and amortization	69,264	83,409	98,097	100,462	73,597	75,962
Other	46,010	55,566	65,649	76,610	47,402	58,363
Special charge	—	43,280	—	—	—	—
Total operating expenses	841,413	979,701	890,486	941,634	673,358	724,506

OPERATING INCOME	154,737	157,345	371,702	396,204	277,940	302,442
As a percent of total operating revenue	15.5%	13.8%	29.4%	29.6%	29.2%	29.5%

OTHER (INCOME) EXPENSE:
Other expense (income)	(393)	(217)	(136)	(161)	(117)	(142)
Interest income	(1,043)	(774)	(1,391)	(3,375)	(948)	(2,932)
Interest expense	9,493	21,205	26,510	27,546	20,531	21,567
Total other expense (income)	8,057	20,214	24,983	24,010	19,466	18,493

INCOME BEFORE INCOME TAXES	146,680	137,131	346,719	372,194	258,474	283,949

PROVISION FOR INCOME TAXES
Tax provision	54,901	50,828	126,389	137,205	94,853	105,669

NET INCOME	91,779	86,303	220,330	234,989	163,621	178,280
Net loss attributable to noncontrolling interest	(494)	(386)	(44)	—	(44)	—
NET INCOME ATTRIBUTABLE TO COMPANY	92,273	86,689	220,374	234,989	163,665	178,280

	Year ended December 31,			Twelve months ended September 30,	Nine months ended September 30,
	2013	2014	2015	2016	2015	2016
STATEMENT OF CASH FLOW DATA (in thousands)
Net cash provided by (used in):
Operating activities	196,888	269,781	365,367	405,850	267,610	308,093
Investing activities	(192,832)	(315,248)	(234,218)	(365,193)	(153,028)	(284,003)
Financing activities	4,098	37,366	(133,647)	(70,484)	(125,647)	(62,484)
Capital Expenditures (aircraft acquisitions)	134,413	370,359	212,231	294,366	142,969	225,104
Capital Expenditures (total)	177,516	279,418	252,686	342,845	173,926	264,085

BALANCE SHEET DATA (AT END OF PERIOD)
Unrestricted cash, cash equivalents and investments(1)	387,126	416,817	397,447	383,306	385,625	383,306
Property, plant and equipment, net	451,584	738,783	885,942	1,066,108	832,822	1,066,108
Total assets	930,191	1,235,080	1,351,662	1,534,814	1,303,907	1,534,814
Total debt, including current maturities and net of related costs	232,075	588,794	641,678	698,945	635,752	698,945
Shareholder's equity	377,317	294,065	350,005	442,288	334,078	442,288

OTHER FINANCIAL DATA
EBITDAR(2)	234,115	257,302	472,305	497,985	353,790	379,470
EBITDA(2)	224,888	241,357	469,979	496,827	351,698	378,546
Total Lease Adjusted Debt(3)	296,664	700,409	657,960	707,051	671,733	707,051
As Adjusted Cash, Cash Equivalents and Investments (excl restricted cash)(4)						483,306
As Adjusted Total Debt(4)						798,945
As Adjusted Lease Adjusted Debt(3)(4)						807,051
Ratio of As Adjusted Total Debt / EBITDA(2)(4)						1.6
Ratio of As Adjusted Net Debt / EBITDA(2)(4)(5)						0.6

	For the year ended December 31,			Nine months Ended September 30,
	2013	2014	2015	2015	2016
Operating statistics (unaudited):(6)
Total system statistics:
Passengers	7,241,063	8,154,357	9,500,611	7,139,876	8,410,422
Revenue passenger miles (RPMs) (thousands)	7,129,416	7,825,962	8,944,952	6,734,217	7,831,436
Available seat miles (ASMs) (thousands)	8,146,135	8,945,616	10,526,610	7,814,146	9,302,051
Load factor	87.5%	87.5%	85.0%	86.2%	84.2%
Operating expense per ASM (CASM) (cents)	10.33	10.95	8.45	8.62	7.79
Fuel expense per ASM (cents)	4.73	4.34	2.64	2.78	1.97
Operating CASM, excluding fuel (cents)	5.60	6.61	5.81	5.84	5.82
ASMs per gallon of fuel	67.62	69.38	70.20	69.8	71.6
Departures	51,083	56,961	68,653	50,976	61,271
Block hours	125,449	135,572	160,431	118,999	142,515
Average stage length (miles)	933	918	900	900	896
Average number of operating aircraft during period	62.9	68.8	74.3	73.6	83.4
Average block hours per aircraft per day	5.5	5.4	5.9	5.9	6.2
Full-time equivalent employees at end of period	2,065	2,411	2,846	2,654	3,287
Fuel gallons consumed (thousands)	120,476	128,933	149,951	111,881	129,862
Average fuel cost per gallon	$3.20	$3.01	$1.86	$1.94	$1.41

Scheduled service statistics:
Passengers	7,103,375	8,017,442	9,355,097	7,034,244	8,321,716
Revenue passenger miles (RPMs) (thousands)	7,015,108	7,711,696	8,821,908	6,647,978	7,714,172
Available seat miles (ASMs) (thousands)	7,892,896	8,693,631	10,236,075	7,612,202	8,967,614
Load factor	88.9%	88.7%	86.2%	87.3%	86.0%
Departures	48,389	54,440	65,683	48,833	58,744
Block hours	120,620	131,210	155,403	115,434	137,066
Total scheduled service revenue per ASM (TRASM)* (cents)	12.37	12.66	11.82	12.01	10.92
Average fare - scheduled service	$91.69	$91.30	$78.63	$79.16	$68.27
Average fare - ancillary air-related charges	$40.52	$41.37	$46.43	$46.35	$45.30
Average fare - ancillary third party products	$5.21	$4.56	$4.29	$4.50	$4.14
Average fare - total	$137.42	$137.23	$129.35	$130.01	$117.71
Average stage length (miles)	952	934	915	915	901
Fuel gallons consumed (thousands)	116,370	125,173	145,654	108,837	125,291
Average fuel cost per gallon	$3.25	$3.05	$1.87	$1.96	$1.41
Percent of sales through website during period	92.0%	93.8%	95.1%	95.1%	94.3%
*	Various components of this measure do not have a direct correlation to ASMs. These figures are provided on a per ASM basis so as to facilitate comparisons with airlines reporting revenues on a per ASM basis.
**	Nine month statistics include effect of $8.3 million fuel tax refunds in the second quarter of 2016.
(1)	Includes investment securities classified as long-term on our balance sheet
(2)	“EBITDA” represents earnings before interest expense, income taxes, depreciation and amortization.“EBITDAR” represents EBITDA plus aircraft lease rentals. EBITDA and EBITDAR are not calculations based on generally accepted accounting principles and should not be considered as alternatives to net income (loss) or operating income (loss) as indicators of our financial performance or to cash flow as measures of liquidity. In addition, our calculation may not be comparable to other similarly titled measures of other companies. EBITDA and EBITDAR are included as supplemental disclosures because we believe they are useful indicators of our operating performance. We use EBITDA and EBITDAR to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting of future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures.

EBITDA and EBITDAR have important limitations as analytical tools. These limitations include the following:

•	EBITDA and EBITDAR do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;
•	EBITDAR does not reflect amounts paid to lease aircraft;
•	EBITDA and EBITDAR do not reflect interest expense or the cash requirements necessary to service principal or interest payments on our debt;
•	although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA and EBITDAR do not reflect the cash required to fund such replacements; and
•	other companies in our industry may calculate EBITDA and EBITDAR differently than we do, limiting their usefulness as comparative measures.

The following represents the reconciliation of net income to EBITDA and EBITDAR for the periods indicated below.

	Year ended December 31,			Twelve months ended September 30,	Nine months ended September 30,
	2013	2014	2015	2016	2015	2016
STATEMENT OF INCOME (in thousands)				(unaudited)	(unaudited)
NET INCOME	91,779	86,303	220,330	234,989	163,621	178,280
Net loss attributable to noncontrolling interest	(494)	(386)	(44)	—	(44)	—
NET INCOME ATTRIBUTABLE TO COMPANY	92,273	86,689	220,374	234,989	163,665	178,280

Interest income	(1,043)	(774)	(1,391)	(3,375)	(948)	(2,932)
Interest expense	9,493	21,205	26,510	27,546	20,531	21,567
Interest	8,450	20,431	25,119	24,171	19,583	18,635
Tax provision	54,901	50,828	126,389	137,205	94,853	105,669
Depreciation and amortization	69,264	83,409	98,097	100,462	73,597	75,962

EBITDA	224,888	241,357	469,979	496,827	351,698	378,546

Sub Service	4,199	14,794	2,082	1,027	1,979	924
Net lease rentals	5,028	1,151	244	131	113	—
Aircraft lease rentals	9,227	15,945	2,326	1,158	2,092	924
EBITDAR	234,115	257,302	472,305	497,985	353,790	379,470
(3)	Lease adjusted debt equals the amount of total debt as of the end of the period plus seven times the amount of annual aircraft lease rental expense during the period. We use lease adjusted debt to illustrate the amount of debt we would have had if aircraft lease rental expense were considered to be debt based on a multiple of seven times the amount of aircraft lease rental expense in the applicable period. The following is a reconciliation of lease adjusted debt to the most directly comparable GAAP measure, which we believe is total debt. The as adjusted lease adjusted debt gives effect to the issuance and sale of the new notes offered hereby as if all of such debt had been incurred on September 30, 2016.
	As of December 31,			As of September 30, 2016
	2013	2014	2015
(in thousands)				(unaudited	)
Total debt, including current maturities and net of related costs	232,075	588,794	641,678	698,945
Aircraft lease rental expense (TTM) x7	64,589	111,615	16,282	8,106
Lease adjusted debt	296,664	700,409	657,960	707,051
Increase in principal amount of debt from new notes offered hereby				100,000
As adjusted lease adjusted debt				807,051
(4)	Unless otherwise stated, all adjusted data gives effect to the new notes offered hereby as if they had occurred on September 30, 2016. The as adjusted financial data included in this prospectus supplement is for illustrative purposes only and does not purport to represent or be indicative of what our financial results or financial condition would have been had the new notes been issued on the dates indicated.

We use “as adjusted cash, cash equivalents and investments,” “as adjusted total debt,” and “as adjusted lease adjusted debt” to illustrate how each of these measures would have been calculated based on our actual performance during the twelve months ended September 30, 2016 and giving pro forma effect to the issuance and sale of the new notes offered hereby. A reconciliation of net income to “EBITDA” and “EBITDAR” for the twelve months ended September 30, 2016 is included in footnote 2 above. The reconciliation of “as adjusted cash, cash equivalents and investments” and “as adjusted total debt” is reflected in the capitalization table. See “Capitalization.” The reconciliation of “as adjusted lease adjusted debt” is included in footnote 3 above.

(5)	Net debt is equal to our total debt, including current maturities, less cash, cash equivalents and investments (excluding restricted cash) as of September 30, 2016.
(6)	The following terms used in this section and elsewhere in this prospectus supplement have the meanings indicated below:

“Available seat miles” or “ASMs” represents the number of seats available for passengers multiplied by the number of miles the seats are flown.

“Average fuel cost per gallon” represents total aircraft fuel expense divided by the total number of fuel gallons consumed.

“Load factor” represents the percentage of aircraft seating capacity that is actually utilized (revenue passenger miles divided by available seat miles).

“Operating expense per ASM” or “CASM” represents operating expenses divided by available seat miles.

“Operating CASM, excluding fuel” represents operating expenses, less aircraft fuel, divided by available seat miles. Although operating CASM, excluding fuel, is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to Operating Expenses as an indicator of our financial performance, this statistic provides management and investors the ability to measure and monitor our cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

“Total revenue per ASM” or “TRASM” represents scheduled service revenue and total ancillary revenue divided by available seat miles.

“Revenue passengers” represents the total number of passengers flown on all flight segments.

“Revenue passenger miles” or “RPMs” represents the number of miles flown by revenue passengers.

RISK FACTORS

Investing in the new notes involves a high degree of risk. In addition, our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus supplement before making an investment decision. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, our ability to pay interest on the notes when due or to repay the notes at maturity could be materially adversely affected, and the trading price of the notes could decline substantially.

Risks Related to Allegiant

Our reputation and financial results could be harmed in the event of an accident or restrictions affecting aircraft in our fleet.

As of September 30, 2016, our operating fleet consists of 48 MD-80 series aircraft, 31 A320 series aircraft, and four Boeing 757-200 aircraft. All of our aircraft were acquired used and range from 10 to 30 years from their manufacture date at September 30, 2016.

An accident involving one of our aircraft, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business. Further, there is no assurance that the amount of insurance we carry would be sufficient to protect us from material loss. Because we are smaller than most airlines, an accident would likely adversely affect us to a greater degree than a larger, more established airline.

In-flight emergencies affecting our aircraft, and resulting media attention, could also contribute to a public perception regarding safety concerns and a loss of business.

The FAA could suspend or restrict the use of our aircraft in the event of actual or perceived mechanical problems or safety issues, whether involving our aircraft or another U.S. or foreign airline’s aircraft, while it conducts its own investigation. Our business could also be significantly harmed if the public avoids flying our aircraft due to an adverse perception of the aircraft we utilize because of safety concerns or other problems, whether real or perceived, or in the event of an accident involving these aircraft.

We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

We depend on automated systems to operate our business, including our air reservation system, telecommunication systems, our website, and other automated systems. Our continuing work on enhancing the capabilities of our automated systems could increase the risk of automation failures. Any failure by us to handle our automation needs could negatively affect our internet sales (on which we rely heavily) and customer service, and result in lost revenues and increased costs.

Our website and reservation system must be able to accommodate a high volume of traffic and deliver necessary functionality to support our operations. Our automated systems cannot be completely protected against events that are beyond our control, such as natural disasters, telecommunications failures, computer viruses, security breaches or hacking attacks. Although we have implemented security measures (including redundant systems) and have disaster recovery plans in place, we cannot assure investors that these measures are adequate to prevent disruptions. Substantial or repeated website, reservations system, or telecommunication system failures could decrease the attractiveness of our services. Any disruption to these systems could result in the loss of important data and revenue, increase in expenses, and harm to our business.

We receive, retain, and transmit certain personal information about our customers. Our on-line operations also rely on the secure transmission of this customer data. We use third-party systems, software, and tools in order to protect the customer data we obtain through the course of our business. Although we use these security measures to protect this customer information, a compromise of our physical or network security systems through a cyber-security attack would create the risk that our customers’ personal information might be obtained by unauthorized persons. A compromise in our security systems could adversely affect our reputation, disrupt operations, and could also result in litigation or the imposition of penalties. In addition, it could be costly to remediate.

The way businesses handle customer data is increasingly subject to legislation and regulation typically intended to protect the privacy of customer data received, retained, and transmitted. We could be adversely affected if we fail to comply with existing rules or practices, or if legislation or regulations are expanded to require changes in our business practices. These privacy developments are difficult to anticipate and could adversely affect our business, financial condition, and results of operations.

Increases in fuel prices or unavailability of fuel would harm our business and profitability.

Fuel costs constitute a significant portion of our total operating expenses, representing approximately 31.3 percent, 39.6 percent and 45.8 percent during 2015, 2014 and 2013, respectively. Significant increases in fuel costs have negatively affected our operating results in the past, and future fuel cost volatility could materially affect our financial condition and results of operations.

Both the cost and availability of aircraft fuel are subject to many economic and political factors and events occurring throughout the world over which we have no control. Meteorological events may also result in short-term disruptions in the fuel supply. Aircraft fuel availability is also subject to periods of market surplus and shortage, and is affected by demand for heating oil, gasoline, and other petroleum products. Due to the effect of these events on the price and availability of aircraft fuel, our ability to control this cost is limited, and the price and future availability of fuel cannot be predicted with any degree of certainty. Due to the high percentage of our operating costs represented by fuel, a relatively small increase in the price of fuel could have a significantly negative impact on our operating costs. A fuel supply shortage or higher fuel prices could possibly result in reduction of our service during the period affected.

We have made a business decision not to purchase financial derivatives to hedge against increases in the cost of fuel. This decision may make our operating results more vulnerable to the impact of fuel price increases.

Increased labor costs could result from industry conditions and could be impacted by labor-related disruptions.

Labor costs constitute the largest percentage of our total operating costs. Industry demand for pilots and the supply of available pilots will impact our labor costs as we seek to retain our employees and compete against other airlines for qualified personnel.

Further, we have three employee groups (pilots, flight attendants and flight dispatchers) which have elected union representation. These groups represent approximately half of our employees. We recently reached a collective bargaining agreement with the International Brotherhood of Teamsters which was ratified by our pilots and became effective as of August 1, 2016. The agreement provides for enhancements to pay scales, benefits, and limited work rules. Estimated expenses over the five-year agreement term are expected to have a significant impact on our results of operations.

Although we reached a tentative agreement with the Transport Workers Union for the flight attendant group, that agreement was not ratified by the flight attendant work group. We are also in the initial stages of the process with our flight dispatchers and a negotiating committee has not yet been formed.

Union contracts with our flight attendants and flight dispatchers could put pressure on our labor costs.

If we are unable to reach agreement on the terms of collective bargaining agreements in the future, or we experience wide-spread employee dissatisfaction, we could be subject to work slowdowns or stoppages. Any of these events could have an adverse effect on our operations and future results.

FAA limitations could impact our ability to grow in the future.

As with all airlines, the FAA must approve all aircraft and cities to be added to our operation specifications. In 2015, we received notice from our local FAA office indicating we were under heightened surveillance as a result of what they referred to as labor unrest. For a period of time, the FAA discontinued

approvals of additional aircraft and cities. Although these restrictions are not in place at the current time, future limitations from the FAA could potentially hinder our growth.

Unfavorable economic conditions may adversely affect travel from our markets to our leisure destinations.

The airline industry is particularly sensitive to changes in economic conditions. Unfavorable U.S. economic conditions have historically driven changes in travel patterns and have resulted in reduced discretionary spending for leisure travel. Unfavorable economic conditions could impact demand for airline travel in our small and medium-sized cities to our leisure destinations. During difficult economic times, we may be unable to raise prices in response to fuel cost increases, labor, or other operating costs, which could adversely affect our results of operations and financial condition.

Any inability to obtain financing for aircraft under contract could harm our growth plan.

We typically finance our aircraft through debt financing. Although we believe debt financing will be available for the aircraft we will acquire, we cannot assure you we will be able to secure such financing on terms attractive to us or at all. To the extent we cannot secure such financing on acceptable terms or at all, we may be required to modify our aircraft acquisition and retirement plans, incur higher than anticipated financing costs or use more of our cash balances for aircraft acquisitions than we currently expect.

Our maintenance costs may increase as our fleet ages.

In general, the cost to maintain aircraft increases as they age and exceeds the cost to maintain newer aircraft. FAA regulations, including the Aging Aircraft Airworthiness Directives, require additional and enhanced maintenance inspections for older aircraft. These regulations can directly impact the frequency of inspections as an aircraft ages, and vary by aircraft or engine type depending on the unique characteristics of each aircraft and/or engine.

In addition, we may be required to comply with any future law changes, regulations, or airworthiness directives. We cannot assure investors our maintenance costs will not exceed our expectations.

We believe our aircraft are, and will continue to be, mechanically reliable. We cannot assure investors that our aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, given the age of our fleet, any public perception that our aircraft are less than completely reliable, could have an adverse effect on our bookings and profitability.

Our business is heavily dependent on the attractiveness of our leisure destinations and a reduction in demand for air travel to these markets could harm our business.

A substantial proportion of our scheduled flights have Las Vegas, Orlando, Phoenix, Tampa/St. Petersburg, Los Angeles, or Punta Gorda as either their destination or origin. Our business could be harmed by any circumstances causing a reduction in demand for air transportation to one or more of these markets, or our other leisure destinations, such as adverse changes in local economic conditions, negative public perception of the particular city, significant price increases, or the impact of future terrorist attacks or natural disasters.

We rely on third parties to provide us with facilities and services that are integral to our business.

We have entered into agreements with third-party contractors to provide certain facilities and services required for our operations, such as aircraft maintenance, ground handling, baggage services, and ticket counter space. Our reliance on others to provide essential services on our behalf also gives us less control over costs and the efficiency, timeliness and quality of contract services.

We also rely on the owners and manufacturer of aircraft under contract, and on the lessees under aircraft leases, to be able to deliver, or redeliver, aircraft in accordance with the terms of executed agreements on a timely basis. Our planned initiation of service with these aircraft in future years could be adversely affected if the third parties fail to perform as contractually obligated.

Our plan to retire our older fleet types will limit our growth until replacement and additional aircraft are added to our operating fleet.

Our current fleet plan calls for the retirement of all of our MD-80 aircraft and B757-200 aircraft in 2019. The full retirement of our MD-80 fleet on this schedule will depend on our ability to close on the acquisition of Airbus aircraft now under contract and to source and acquire additional used Airbus aircraft which we have yet to identify or for which we have yet to negotiate contracts. The retirement of these aircraft will limit our network growth until such time as we have replaced these aircraft and added additional aircraft for service growth. If we are unable to close on Airbus aircraft now under contract or acquire additional Airbus aircraft not yet under contract on a timely basis, our fleet replacement may be delayed and we may be limited in our ability to significantly grow revenues and profitability in the interim.

Our business could be harmed if we lose the services of our key personnel.

Our business depends upon the efforts of our chief executive officer, Maurice J. Gallagher, Jr., and a small number of management and operating personnel. We do not currently maintain key-man life insurance on Mr. Gallagher or any other executives. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

Risks Associated with the Airline and Travel Industry

The airline industry is highly competitive and future competition in our under-served markets could harm our business.

The airline industry is highly competitive. The smaller cities we serve on a scheduled basis have traditionally attracted considerably less attention from our potential competitors than larger markets, and in most of our small city markets, we are the only provider of non-stop service to our leisure destinations. In 2014, we began service to medium-sized cities which we believe to be under-served for non-stop service to our leisure destinations. If other airlines begin to provide non-stop services to and from these markets, or otherwise target these markets, the increase in the amount of direct or indirect competition could cause us to reconsider service to affected markets or could harm our profitability.

A future act of terrorism, the threat of such acts, or escalation of U.S. military involvement overseas could adversely affect our industry.

Even if not directed at the airline industry, a future act of terrorism, the threat of such acts, or escalation of U.S. military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the industry would likely experience significantly reduced demand for travel services. These actions, or consequences resulting from these actions, would likely harm our business and the airline and travel industry.

Changes in government laws and regulations imposing additional requirements and restrictions on our operations could increase our operating costs.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required us to make significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, fleet integration of newer aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, weight and payload limits, assumed average passenger weight, and increased inspection and maintenance procedures to be conducted on aging aircraft. The future cost of complying with these and other laws, rules and regulations, including new federal legislative and DOT regulatory requirements in the consumer-protection area, cannot be predicted and could significantly increase our costs of doing business.

In recent years, the DOT has adopted revisions and expansions to a variety of its consumer protection regulations, including certain rules coming into effect in 2016 through 2018. Additional new regulations may be proposed in 2016 or thereafter. We are not able to predict the impact of any new consumer protection rules on our business, though we are monitoring the progress of potential rulings. We could be subject to fines or other enforcement actions if the DOT believes we are not in compliance with these or other rules or regulations or with the federal consumer protection laws administered by the DOT. Even if our practices were found to be in compliance with such laws and the DOT rules, we could incur substantial costs defending our practices.

In November 2013, the FAA proposed revisions to the method by which air carriers calculate and control aircraft weight-and-balance. The proposal is based on a continuing increase in the average weight of persons in the United States. If the revisions are adopted as proposed by the FAA, the ability of carriers to rely on average weights for this purpose will be complicated significantly, additional costs may result, and we may be required to carry less than full loads on certain flights.

In 2016 or thereafter, Congress may consider legislation that could increase the amount of Federal Excise Tax and/or one or more of the other government fees imposed on air travel. By increasing the overall price charged to passengers, any additional taxes or fees could lessen the demand for air travel or force carriers to lower fares to maintain demand. Congress also may consider privatization of the U.S. Air Traffic Control system with user fee based funding; the potential effect on our operating costs is unknown. Additionally, federal funding to airports and/or airport bond financing could be affected through future deficit reduction legislation, which could result in higher fees, rates, and charges at many of the airports we serve.

In the past, legislation to address climate change issues has been introduced in the U.S. Congress, including a proposal to require transportation fuel producers and importers to acquire market-based allowances to offset the emissions resulting from combustion of their fuels. We cannot predict whether this or any similar legislation will be introduced or pass the Congress or, if enacted into law, how it would apply to the airline industry. In addition, the EPA has concluded that current and projected concentrations of greenhouse gases emitted by various aircraft, including all of the aircraft we operate, threaten public health and welfare. This finding is a precursor to EPA regulation of commercial aircraft emissions in the United States, as has taken effect for operations within the European Union under EU legislation. Certain binding international restrictions adopted under the auspices of the International Civil Aviation Organization (a specialized agency of the United Nations) are scheduled to become effective within several years. These developments and any additional legislation or regulations addressing climate change are likely to increase our costs of doing business in the future and the increases could be material.

With respect to aging aircraft, aircraft weight-and-balance, consumer protection, climate change, taxation, and other matters affecting the airline industry, whether the source of new requirements is legislative or regulatory, increased costs will adversely affect our profitability if we are unable to pass the costs on to our customers or adjust our operations to offset the new costs.

Airlines are often affected by factors beyond their control, including air traffic congestion, weather conditions, increased security measures, and the outbreak of disease, any of which could harm our operating results and financial condition.

Like other airlines, we are subject to delays caused by factors beyond our control, including air traffic congestion at airports and en route, adverse weather conditions, increased security measures, and the outbreak of disease. Delays frustrate passengers and increase costs, which in turn could affect profitability. During periods of fog, snow, rain, storms or other adverse weather conditions, flights may be canceled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems, and breaches in security could harm our operating results and financial condition. Contagious illness and fear of contagion could have a material adverse impact on the airline industry. Any general reduction in airline passenger traffic as a result of an outbreak of disease or other travel advisories could dampen demand for our services even if not applicable to our markets. Resulting decreases in passenger volume would harm our load factors, could increase our cost per passenger and adversely affect our profitability.

Risks Related to the Notes

Our indebtedness and debt service obligations could adversely affect our business, financial condition and results of operations as well as limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt, including the new notes, and operating our business.

Upon issuance of the new notes, we will have a significant amount of indebtedness and other commitments with significant debt service and fixed charge obligations. As of September 30, 2016, after giving effect to the sale and issuance of the new notes under this offering, we would have had $798.9 million in indebtedness, net of related costs (other than costs related to the new notes offered hereby). For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under our existing notes, the new notes and other liabilities, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;
•	make it more difficult to satisfy our other future obligations, including our obligations to pay the purchase price and pre-delivery deposits in respect of current and future aircraft purchase contracts;
•	require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available to fund internal growth through working capital, capital expenditures, acquisitions and for other purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business, the competitive environment, legislation and our industry;
•	make us more vulnerable to adverse changes in our business, economic, industry, market or competitive conditions and adverse changes in government regulation;
•	expose us to interest rate and pricing increases on indebtedness and financing arrangements;
•	restrict us from pursuing strategic acquisitions or exploiting certain business opportunities;
•	restrict us from capitalizing on business opportunities;
•	subject us to a greater risk of non-compliance with financial and other restrictive covenants in the Indenture and other financing arrangements;
•	limit, among other things, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes or raise equity capital in the future and increasing the costs of such additional financings; and
•	place us at a competitive disadvantage compared to our competitors who are not as highly leveraged or who have less debt in relation to cash flow.

In addition, our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control and could materially adversely affect our business, results of operations, cash flows and financial condition. If we cannot service our debt and meet our other obligations and commitments, we may be required to refinance all or part of our existing debt, dispose of assets, borrow more money or sell securities to obtain funds for such purpose, none of which we can guarantee we will be able to effect on a timely basis or do on terms we deem reasonable or satisfactory, if at all, or would be permitted by the terms of our debt instruments.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt.

Allegiant Travel Company is a holding company with no material assets, other than the ownership interests of its subsidiaries. All of our revenue and cash flow is generated through our subsidiaries and all of our operations are conducted through our subsidiaries. As a result, our ability to make payments on our indebtedness, including the new notes offered hereby, and to fund our other obligations is dependent not only on the ability of our subsidiaries to generate cash, but also on the ability of our subsidiaries to distribute cash to us in the form of dividends, fees, interest, loans or otherwise, as well as our ability to obtain funds from other sources of financing, which may not be available if and when required. The ability of our subsidiaries to pay dividends and make other payments to us will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed in “-Risks Related to Allegiant.”

Our ability to make payments on and refinance our indebtedness, including the new notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been affected by, and our future financial results are expected to be impacted by, general economic conditions, fuel prices and financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the new notes, before maturity, seek additional equity capital, reduce or delay growth and capital expenditures or sell material assets or operations. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

The existing notes and related guarantees are, and the new notes and related guarantees will be, unsecured and effectively subordinated to any secured debt.

The existing notes are, and the new notes will be, senior unsecured obligations of the Company and each guarantee of the notes will be a senior unsecured obligation of the applicable Guarantor. The notes and the guarantees of the notes will be pari passu in right of payment with all of our and the applicable Guarantors’ existing and future senior unsecured indebtedness, respectively. The obligations under the notes and the guarantees will rank effectively junior to other debt that we or any of our subsidiaries may secure by pledging any of their assets to secure such debt to the extent of the value of the assets securing such debt or to any other prior ranking claim arising by operation of law. As of September 30, 2016, we and the Guarantors would have had approximately $700.7 million of total indebtedness (net of related costs on all indebtedness other than the new notes offered hereby) on an as adjusted basis after giving effect to the sale and issuance of the new notes under this offering, of which approximately $302.3 million of such total indebtedness was secured.

If we become insolvent or are liquidated, or if payment in respect of such secured indebtedness is accelerated, the holders of such secured indebtedness will be entitled to exercise the remedies available to secured creditors under applicable law (in addition to any remedies that may be available under documents pertaining to the secured indebtedness).

In addition, in the event of any distribution of our assets in any foreclosure, dissolution, winding-up, liquidation, compromise, arrangement, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have priority over the holders of the new notes or the guarantees in respect of those assets that are subject to their security. Once the secured creditors and any other legal creditors who have priority over the unsecured creditors have been paid in full, holders of the new notes will participate ratably in the remaining assets with all holders of unsecured indebtedness that are deemed to be of the same class of creditors, including all of our other general creditors. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

The existing notes are, and the new notes will be, structurally subordinated to the liabilities of our subsidiaries except the Guarantors.

All liabilities of any of our subsidiaries or future subsidiaries that do not guarantee the notes will be effectively senior to the new notes to the extent of the value of such non-guarantor subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

Certain restrictive covenants significantly limit our operating and financial flexibility. Failure to comply with such contractual obligations could result in a variety of material adverse consequences.

Some of the financing and other agreements to which we and our subsidiaries are or will be parties, including the Indenture, contain, or will contain, restrictive and performance covenants. Our failure to comply with these covenants, including as a result of events beyond our control, could result in an event of default that could materially and adversely limit or affect our financial condition, results of operations and, among other things, the manner in which we may structure or operate our business.

The Indenture contains negative covenants restricting, among other things, our ability to:

•	incur or guarantee additional indebtedness and issue disqualified stock or preference shares;
•	create or incur liens;
•	make restricted payments (including paying dividends on, redeeming, repurchasing or retiring our capital stock, or prepaying subordinated debt);
•	make certain investments;
•	merge or consolidate with other companies;
•	engage in acquisitions, mergers or restructurings or a change of control.

Future financing and other agreements may also include covenants which limit our operating and financial flexibility, which could materially and adversely affect our ability to operate our business and our profitability.

These covenants are subject to significant exceptions and qualifications. See “Description of Notes” herein. The restrictions contained in the Indenture could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under the Indenture.

In addition, at maturity or in the event of an acceleration of payment obligations, we may be unable to pay our outstanding indebtedness with cash and cash equivalents then on hand. In such event, we would be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as under current agreements or at all, or face bankruptcy, insolvency or administration. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy.

Federal and state fraudulent transfer laws may permit a court to void obligations under the existing notes or the related guarantees or under the new notes or the related guarantees, and, if that occurs, you may not receive any payments on the new notes.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary’s guarantee of debt of its parent company, such as the note guarantee, can be voided, or claims under such a subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee, (i) intended to hinder, delay or defraud any present or future creditor or (ii) received less than reasonably equivalent value or fair consideration for the issuance of the guarantee and, in the case of (ii) only, the subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of issuing the guarantee;
•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due.

In addition, any payment by that subsidiary guarantor under such a subsidiary guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that each of our subsidiaries making a guarantee received reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination. A court could thus void the obligations under a guarantee, subordinate it to a guarantor’s other debt or take other action detrimental to the holders of the new notes.

The measures of insolvency for these purposes will vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or
•	it could not pay its debts as they became due.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, that would not constitute a “Change of Control” under the Indenture governing the notes, but that could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure, or otherwise adversely affect holders of the new notes.

Under the Indenture, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered a Change of Control. The term “Change of Control” is limited to certain specified transactions and may not include other events that might harm our financial condition. As a result, the Change of Control provision contained in the Indenture may not necessarily afford you protection in the event of certain important corporate events, including reorganization, restructuring, equity offering, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a Change of Control, as defined in the Indenture. Except as described under “Description of the Notes—Repurchase at the Option of Holders-Change of Control”, the Indenture will not contain a provision that requires us to offer to repurchase or redeem the notes in the event of a reorganization, restructuring, equity offering, merger, recapitalization or similar transaction which does not result in a Change of Control (as defined in the Indenture governing the notes) this is the case even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or otherwise materially adversely affect the holders of the new notes. In the event that we are sold, whether or not such sale constitutes a change of control under the Indenture governing the notes, no assurance can be given that any such purchaser will continue to implement our current business and financial strategy. See “Description of Notes-Change of Control”. Accordingly, our obligation to offer to purchase the new notes upon a Change of Control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

There may not be an active trading market for the new notes.

The new notes will have the same CUSIP number as, and will be fungible for U.S. federal income tax purposes with, the $300.0 million aggregate principal amount of existing senior unsecured notes that we issued on June 25, 2014. The underwriter currently makes a market in the existing notes and may continue to make a market in the notes after completion of this offering, but will not be obligated to do so, and may discontinue any market-making activities at any time without notice. There can be no assurance that a trading market for the notes will be maintained. If the underwriter ceases to act as the market maker for the new notes, we cannot assure you another firm or person will make a market in the new notes. To the extent that an active trading market is not maintained, the liquidity and trading prices for the new notes may be harmed.

The liquidity of any market for the notes will depend upon, among other facts, the number of holders of the notes, our results of operations and financial condition, the credit ratings of the notes, the market for similar securities and the interest of securities dealers in making a market in the notes.

Historically, the market for non-investment grade securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The liquidity of any trading market for the notes may be adversely affected by a general decline in the market for similar securities and is subject to disruptions that may cause volatility in prices. It is possible that the market for the notes will be subject to disruptions and any such disruptions may adversely affect the prices at which you may sell your notes and may have a negative effect on you, as a holder of notes, regardless of our prospects and financial performance. As a result, a liquid trading market for the notes may not be maintained and you may not be able to resell your notes at a fair value, if at all. In addition, subsequent to their initial issuance, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance and other factors.

We may be unable to repurchase the notes upon a change of control as required by the indenture governing the notes.

Upon the occurrence of certain specific kinds of change of control events specified in “Description of the Notes,” we must offer to repurchase all outstanding notes. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the notes. Our failure to purchase the notes would be a default under the indenture governing the notes.

We may choose to repurchase or redeem the new notes when prevailing interest rates are relatively low, including in open market purchases.

We may seek to repurchase or redeem all or a portion of the new notes from time to time, as discussed in “Description of the Notes—Optional redemption”, especially when prevailing interest rates are lower than the rate borne by the applicable notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the new notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes.

We may also from time to time repurchase notes in the open market, privately negotiated transactions, tender offers or otherwise. Any such repurchases or redemptions and the timing and amount thereof would depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.

Such transactions could impact the market for the new notes and negatively affect the liquidity of the new notes.

The notes lack a “cross-default” event of default, a “judgment default” event of default and some covenants typically found in other comparably rated debt securities, including some of our debt securities, and the covenants that are included in the new notes are subject to significant exceptions and “baskets.”

The notes lack the protection of a “cross-default” event of default, a “judgment default” event of default and several other restrictive covenants typically associated with comparably rated debt securities, including covenants restricting the following:

•	sale of assets and the use of proceeds therefrom;
•	sale-leaseback transactions;
•	issuing subordinated debt not subordinated to the new notes and the note guarantees;
•	transactions with affiliates; and
•	dividend and other payment restrictions affecting subsidiaries.

In addition, the covenants that are included in the new notes are subject to significant exceptions and “baskets”.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $99.3 million from this offering, after underwriting discounts and commissions and estimated offering expenses. We intend to use these net proceeds for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and short- and long-term investments and capitalization as of September 30, 2016:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance and sale of the new notes offered hereby.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and “Summary Financial and Operating Data” appearing elsewhere in this prospectus supplement, as well as our audited consolidated financial statements and unaudited consolidated financial statements each with the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus supplement.

(in thousands)	As of September 30, 2016
(unaudited)	Actual	As Adjusted
Cash, cash equivalents and investments(1)	$383,306	$483,306	(2)

Capitalization:
Total debt secured by aircraft, net of related costs(3)	384,246	384,246
Total debt secured by real estate, net of related costs(4)	16,337	16,337
5.5 percent senior notes due 2019, net of related costs(5)	298,362	398,362	(2)
Total Debt(6)	698,945	798,945
Shareholders’ equity	442,288	442,288
Total Capitalization	$1,141,233	$1,241,233
(1)	Represents cash, cash equivalents and short- and long-term investments, excluding restricted cash.
(2)	As adjusted does not give effect to the approximately $0.7 million estimated cost of issuance for the new notes offered hereby.
(3)	Represents total debt under 12 different facilities secured by aircraft with (i) a fixed interest rate of 3.99%, payable in monthly installments or (ii) floating interest rates based on LIBOR plus between 1.70% and 3.08%, payable in either monthly or quarterly installments with maturities from December 2017 to January 2021. See “Description of Existing Indebtedness—Secured Debt”.
(4)	Represents total debt under two facilities secured by our headquarters property bearing interest at 2.86%, payable in monthly installments with maturities in October 2018 and March 2020. See “Description of Existing Indebtedness—Secured Debt.”
(5)	Represents the sum of the carrying value of the existing notes plus the principal amount of the new notes offered hereby.
(6)	Represents the carrying value of total long-term debt, including current maturities and net of related costs other than $0.7 million of estimated costs related to the new notes offered hereby. The aggregate amount of costs related to actual Total Debt as of September 30, 2016 is $4.2 million, excluding costs related to the new notes offered hereby.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the nine months ended September 30, 2016 and for each of the five years in the period ended December 31, 2015.

	For the year ended December 31,					Nine months ended September 30,
	2011	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	8.89	12.01	11.77	6.72	13.02	13.15

The ratio of earnings to fixed charges is computed by dividing (1) income before income taxes, plus fixed charges, less interest capitalized, earnings from joint venture and pretax earnings attributable to non-controlling interest and plus amortization of capitalized interest, by (2) fixed charges. Fixed charges include interest expense, including interest capitalized, and the interest factor of operating lease expense. The interest factor of operating lease expense is based on an estimate which we consider to be a reasonable approximation.

DESCRIPTION OF EXISTING INDEBTEDNESS

The incurrence of the debt represented by the new notes offered hereby will not result in a default under our existing indebtedness. Descriptions of our existing indebtedness are as follows:

Secured Debt

As of September 30, 2016, we have $352.7 million of total principal amount of debt under 13 different facilities (excluding our senior secured revolving credit facility) secured by aircraft and our headquarters property. Secured debt with a principal balance of $36.7 million as of September 30, 2016 bears fixed interest rates between 2.86% and 3.99% and is payable in monthly installments with maturities from October 2018 to March 2020. Secured debt with a principal balance of $316.0 million as of September 30, 2016 bears interest at a floating rate based on LIBOR plus between 1.70% and 3.08% and is payable in installments through maturity between April 2018 and July 2021 at which time a balloon payment would be due under each loan agreement. None of our secured debt mentioned above requires compliance with any financial covenants or contain restrictions on our or our subsidiaries’ ability to incur debt, liens or make investments. However, certain of our secured credit agreements with a principal balance totaling $175.7 million as of September 30, 2016 include cross-default clauses which could cause the acceleration of such debt upon a default under the new notes, or certain other secured debt of ours. None of the existing indebtedness incurred by our subsidiaries limits their ability to pay dividends to us.

Senior Secured Revolving Credit Facility

In December 2015 we entered into a senior secured revolving credit facility under which we can borrow up to $56.0 million. The amount that may be drawn under the facility and the outstanding debt balance are based on the value of Airbus A320 series aircraft which we may choose to place in the collateral pool. The facility has a term of 24 months and may be extended for two further one-year periods at the lender’s option. Any notes under the facility bear interest at a floating rate based on LIBOR plus 1.85 percent. An individual aircraft may remain in the collateral pool for up to one year. As of September 30, 2016, we had borrowed $50.4 million against this credit facility.

5.50 Percent Senior Notes

In June 2014, we completed an offering of $300.0 million aggregate principal amount of existing notes. The existing notes constitute general unsecured senior obligations and rank equally in right of payment with all or our existing and future senior unsecured indebtedness and liabilities (including trade payables). The existing notes are effectively junior to our existing and future secured indebtedness. The existing notes are guaranteed by all of our wholly-owned domestic subsidiaries and rank equally in right of payment with all existing and future unsecured indebtedness and liabilities (including trade payables) of our guarantor subsidiaries, but effectively junior to the guarantors’ existing and future secured indebtedness.

The existing notes bear interest at a rate of 5.5 percent per year, payable in cash semi-annually, on January 15 and July 15 of each year, and will mature on July 15, 2019. As of September 30, 2016, we had accrued interest of $3.4 million related to the existing notes with the next interest payment due on January 15, 2017.

At any time, we may redeem the existing notes, in whole or in part, at a price equal to 100 percent of the principal amount of the existing notes, plus accrued and unpaid interest, plus a “make-whole premium.” The occurrence of specific kinds of changes in control will be a triggering event requiring us to offer to purchase, from holders, all or a portion of the existing notes at a price equal to 101 percent of the principal amount, together with accrued and unpaid interest to the date of purchase.

The new notes are being offered as additional notes under the Indenture and will be fully fungible with the existing notes. The new notes and the existing notes will be of the same series and will have the same CUSIP number. The new notes and the existing notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. As a result, the outstanding principal amount of the series of notes, after issuance of the new notes, will be $400 million.

DESCRIPTION OF THE NOTES

The Company will issue the new notes under that certain indenture (the “Base Indenture”), dated as of June 13, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of June 25, 2014, and as further supplemented by a second supplemental indenture, dated as of           , 2016 (each a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) . The following summarizes the material provisions of the new notes and related guarantees. The following description supplements (and, to the extent inconsistent therewith, replaces) the description of the terms of the debt securities and guarantees under “Description of Debt Securities” in the accompanying prospectus. See “—Certain Definitions” below for definitions of certain capitalized terms used in the following description. We refer to the indenture, as supplemented by such supplemental indentures, as the “indenture.” The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the new notes, which we urge you to read because they, and not this description, define your rights as a note holder. Copies of the Base Indenture and the first supplemental indenture have been filed with the Securities and Exchange Commission (“SEC”) and incorporated herein by reference.

General

The new notes are being offered as additional notes under the Indenture and will be fully fungible with the existing notes. The new notes and the existing notes will be of the same series and will have the same CUSIP number. The new notes and the existing notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. As a result, the outstanding principal amount of the series of notes, after issuance of the new notes, will be $400 million.

The new notes bear interest at the rate of 5.50% per year on the principal balance. Interest on the new notes will accrue from July 15, 2016. Interest is payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2017, to holders of record at the close of business on the January 1 and July 1 immediately preceding such interest payment date. Each payment of interest on the new notes will include interest accrued through the day before the applicable interest payment date (or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day without any interest or other payment due to the delay. Interest is calculated using a 360-day year composed of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, redemption or purchase by us at the holder’s option upon a Change of Control. We may not reissue a note that has matured, been redeemed, been purchased by us at the holder’s option upon a Change of Control or otherwise been cancelled, except for registration of transfer, exchange or replacement of such note.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under “—Certain Covenants—Change of Control Offer to Purchase,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Merger and Sales of Assets.”

The new notes will rank pari passu in right of payment with the existing notes and holders of the new notes will vote together with holders of the existing notes on any matter submitted to a vote of the holders.

The new notes will be issued in the form of one or more global notes deposited with a custodian for DTC, and beneficial interests in the global notes will be shown on DTC’s book-entry records. See “—Form and Settlement; Book-Entry System.” The new notes will be issued in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof. The new notes will not be listed on any national securities exchange.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes (subject to compliance with our covenants contained in the indenture), again increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the existing notes and the new notes.

The Note Guarantees

The Guarantors will fully and unconditionally guarantee on a joint and several senior unsecured basis the due and punctual payment of the principal of (and premium, if any) and interest on the notes, whether at Stated Maturity, upon redemption, upon acceleration, upon required repurchase at the option of the holder or otherwise according to the terms thereof and of the indenture and all other obligations of the Company under the indenture and the new notes. The existing notes are, and on the Closing Date, the new notes will be, guaranteed by each of our wholly owned domestic subsidiaries. As of the Closing Date, all of our subsidiaries will be Guarantors other than Game Plane, LLC (which is no longer active) and the 12 foreign special purpose entities, each owning one Airbus A319 aircraft on lease to a European carrier.

Allegiant Travel Company has no independent assets or operations, the guarantees will be full and unconditional and joint and several, and any subsidiaries of Allegiant Travel Company other than the Guarantors are either a foreign special purpose company or are not significant. A subsidiary is not significant if each of its total assets, stockholders’ equity, revenues, income from continuing operations before income taxes and cash flows from operating activities is less than 3 percent of that of the parent company.

There is a risk that the note guarantees are voidable under applicable law relating to fraudulent transfer or conveyance or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void obligations under the new notes or the note guarantees, and, if that occurs, you may not receive any payments on the new notes.” The indenture provides that, in the event that the Guarantor Obligations under the note guarantees would constitute such a fraudulent transfer or conveyance or violation of similar laws, then the liability of the Guarantors under the note guarantees will be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation.

The note guarantee of a Guarantor will be automatically released:

(1)   if the obligation of such Guarantor to guarantee the notes after the date of the indenture arose pursuant to the covenant described under “—Certain Covenants—Additional note guarantees,” if such Guarantor would not then otherwise be required to Guarantee the notes pursuant to the covenant described under “—Certain Covenants—Additional note guarantees”;

(2)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, amalgamation, combination, consolidation, liquidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) us or any of our Restricted Subsidiaries;

(3)   in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) us or any of our Restricted Subsidiaries, if the Guarantor ceases to be a Subsidiary of us as a result of the sale or other disposition; or

(4)   if we designate that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

The Guarantors will be released from all obligations under their note guarantees upon the legal defeasance of the new notes in accordance with the terms of the indenture. See “—Satisfaction and Discharge of the Indenture; Defeasance.” A Guarantor will also be released from all obligations under its note guarantee in the circumstances described under “—Merger and Sales of Assets.”

Ranking of the Notes and the Note Guarantees

Like the existing notes, the new notes will represent our senior unsecured obligations, and the related guarantees will represent the joint and several senior unsecured obligations of the Guarantors. The notes and the note guarantees rank equally in right of payment with all of our and the Guarantors’ existing and future unsecured and unsubordinated debt. However, the existing notes and related guarantees are, and the new notes and related guarantees will be, effectively subordinated to all of our and the Guarantors’ existing and future secured indebtedness to the extent of the collateral securing such debt and structurally subordinated to all existing and future obligations of the Company’s subsidiaries other than the Guarantors.

As of September 30, 2016, on a pro forma basis after giving effect to the offering of the new notes, the Company and the Guarantors would have had approximately $700.7 million of indebtedness (net of related costs on all indebtedness other than the new notes offered hereby), the non-guarantor subsidiaries would have had approximately $98.3 million of indebtedness outstanding to which the notes are structurally subordinated, the Guarantors would have had approximately $302.3 million of secured indebtedness outstanding to which the notes would have been effectively subordinated and the Guarantors would have approximately $298.4 million of indebtedness ranking pari passu with the notes. The above numbers are net of related costs (other than costs related to the new notes offered hereby). For the nine months ended September 30, 2016, our non-guarantor subsidiaries generated 2.3 percent of our operating revenues and as of September 30, 2016 our non-guarantor subsidiaries held 14.6 percent of our total assets and had 9.5 percent of our total liabilities (including trade payables), all of which would have been structurally senior to the notes. As of September 30, 2016, on a pro forma basis after giving effect to this offering, our non-guarantor subsidiaries would have held 13.8 percent of our total assets and would have had 8.7 percent of our total liabilities (including trade payables), all of which would have been structurally senior to the new notes.

In the event of any distribution of our or the Guarantors’ assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the new notes will participate ratably with all holders of unsecured indebtedness that is deemed to be of the same class as the new notes and the note guarantees, and potentially with all of our and the Guarantors’ other general creditors, based upon the respective amounts owed to each holder or creditor, in our and the Guarantors’ remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of new notes may receive less, ratably, than holders of secured indebtedness.

Holders of the new notes will be creditors of only the Company and the Guarantors for purposes of the new notes and the note guarantees and not our other subsidiaries. The ability of our creditors, including you, to participate in any distribution of assets of any of our non-guarantor subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that non-guarantor subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that non-guarantor subsidiary. As a result, you may receive less, proportionately, than the creditors of our non-guarantor subsidiaries. See “Risk Factors—Risks Related to the Notes—The notes will be structurally subordinated to the liabilities of our subsidiaries except the Guarantors.”

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

The Company will have the right to redeem the new notes, in whole or in part at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the new notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes (excluding accrued and unpaid interest to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to (but not including) such redemption date. The indenture will provide that with respect to any redemption, the Company will notify the trustee of the calculation of the redemption price and that the trustee will not be responsible for such calculation.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means with respect to any redemption date for notes, the average of three Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means any of Goldman, Sachs & Co. and two other Primary Treasury Dealers (defined herein) selected by Goldman, Sachs & Co.; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.l5 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the new notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date, or, in the case of a satisfaction and discharge, on the third business day prior to the date we deposit the amount required under the indenture most nearly equal to the period from the redemption date to the maturity date.

Redemption Procedures

The Company will provide not less than 30 nor more than 60 days’ notice delivered to each registered holder of the new notes to be redeemed and the Trustee. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the new notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, the Company will pay the redemption price on the next business day without any interest or other payment due to the delay.

If less than all of the outstanding notes are to be redeemed, subject to the DTC procedures for global notes, the Trustee will select the new notes to be redeemed in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof. In this case, the Trustee may select the new notes by lot, pro rata or by any other method the Trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by Trustee in similar circumstances. The Trustee will make the selection at least 20 days but no more than 60 days before the redemption date from outstanding notes not previously called for redemption.

Certain Covenants

The indenture will contain, among other things, the following covenants:

Change of Control Offer to Purchase

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (so that any remaining notes are equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture.

In the Change of Control Offer, the Company will offer to make a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the new notes repurchased to (but not including) the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will deliver a notice to each holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)   deliver or cause to be delivered to the Trustee the new notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the Company will issue and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the new notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the new notes to require that the Company repurchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction.

However, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to all notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price; and a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If a Change of Control occurs at a time when the Company is prohibited, by the terms of any of its indebtedness, from purchasing the new notes, the Company may seek the consent of its lenders to the purchase of the new notes or may attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing the new notes. In such case, the Company’s failure to offer to purchase the new notes would constitute a Default (as defined below) under the indenture. For the avoidance of doubt, the indenture provides that the Company’s failure to offer to purchase the new notes would constitute a Default under clause (3) and not clause (1) under the caption “—Events of Default,” but the failure of the Company to pay the Change of Control Payment when due shall constitute a Default under clause (1) under such caption.

Future indebtedness that the Company or the Guarantors may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require the Company to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk factors—Risks Related to the Notes—We may be unable to purchase the new notes upon a change of control as required by the indenture governing the Notes.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)   declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of the Company, an increase in the liquidation value thereof, and (y) dividends, distributions or payments payable to the Company or a Restricted Subsidiary of the Company);

(2)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company;

(3)   make any voluntary payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively, for purposes of this clause (3), a “purchase”) any Indebtedness of the Company or the Guarantors that is contractually subordinated in right of payment to the new notes or to the note guarantees (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Scheduled Maturity thereof; or

(4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment: (a) no Default of Event of Default has occurred and is continuing, (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least U.S.$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (other than Restricted Investments) made by the Company and its Restricted Subsidiaries since the Closing Date and together with Restricted Investments outstanding at the time of giving effect to such Restricted Payment (excluding, in each case, Restricted Payments permitted by clauses (2) through (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

(5)   50% of the Consolidated Net Income (less 100% of such Consolidated Net Income which is a deficit) of the Company for the period (taken as one accounting period) from June 30, 2014 to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment; plus

(6)   100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Company, in each case, as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of the Company, and excluding Excluded Contributions); plus

(7)   100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company from the issue or sale of convertible or exchangeable Disqualified Stock of the Company or a Restricted Subsidiary of the Company or convertible or exchangeable debt securities of the Company or a Restricted Subsidiary of the Company (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged after the Closing Date for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Company); plus

(8)   to the extent that any Restricted Investment that was made after the Closing Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(9)   to the extent that any Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of the Company designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the greater of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(10)   100% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company after the Closing Date from an Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

There shall be no increase in respect of any amount contemplated by clause (4), (5) or (6) above pursuant to any such clause to the extent such amount otherwise increases the capacity of the Company or any of its Restricted Subsidiaries to make Restricted Payments pursuant to this paragraph or clause (14) of the next succeeding paragraph.

The preceding provisions will not prohibit:

(1)   the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of the indenture;

(2)   the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of,

Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be Excluded Contributions;

(3)   the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)   the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or the Guarantors that is contractually subordinated in right of payment to the new notes or to the note guarantees with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5)   the repurchase, redemption, acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Company or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement to compensate such persons; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $20.0 million in any twelve-month period; provided further that the Company or any of its Restricted Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $5.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6)   the repurchase of Equity Interests or other securities deemed to occur upon (a) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (b) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Company or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance or upon the vesting of such Equity Interests;

(7)   so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of the Company or any preferred stock of any Restricted Subsidiary of the Company in each case either outstanding on the Closing Date or issued on or after the Closing Date in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)   payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person, (iii) a distribution or split or (iv) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(9)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Disqualified Stock or preferred stock of any Restricted Subsidiary of the Company to the extent such dividends are included in the definition of Fixed Charges for such Person;

(10)   in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Company or the Guarantors, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company or the Guarantors (or a third party to the extent permitted by the indenture) has made a Change of Control Offer with respect to the new notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer (it being agreed that the Company or the Guarantors may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under the Restricted Payments covenant);

(11)   Restricted Payments made with Excluded Contributions;

(12)   the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(13)   the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that (a) in connection with any full or partial “spin-off” or similar transactions of any Subsidiary that is the Guarantor, the Company would, on the date of such distribution after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, (I) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (II) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction and (b) for any full or partial “spin-off” or similar transactions of any Subsidiary that is not the Guarantor, no Default has occurred and is continuing;

(14)   so long as no Default has occurred and is continuing any (x) Restricted Payment (other than a Restricted Investment) made on and after the Closing Date and (y) Restricted Investments outstanding at any such time, in an aggregate amount, with respect to all such Restricted Payments and Restricted Investments, not to exceed $100.0 million;

(15)   the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of the Company or any Restricted Subsidiary of the Company; and

(16)   any Restricted Payment; provided that, immediately after giving pro forma effect thereto and the incurrence of Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio would be no greater than 2.5:1.00.

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by an officer of the Company and, if greater than $10.0 million, set forth in an officers’ certificate of the Company delivered to the Trustee.

For purposes of determining compliance with this covenant, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) above, or is entitled to be made pursuant to the first paragraph under this caption “—Restricted Payments,” the Company will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Notwithstanding anything in the indenture to the contrary, if a Restricted Payment is made (or any other action is taken or omitted under the indenture) at a time when a Default or Event of Default has occurred and is continuing and such Default or Event of Default is subsequently cured, any Default or Event of Default arising from the making of such Restricted Payment (or the taking or omission of such other action) during the existence of such Default or Event of Default shall simultaneously be deemed cured.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Company’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Company’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)   the incurrence by the Company and the Guarantors of the notes and note guarantees in the aggregate principal amount to be issued on the Closing Date and any Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any Indebtedness incurred pursuant to this clause (1);

(2)   the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness and any Indebtedness that is incurred pursuant to or in lieu of a commitment in existence as of the Closing Date;

(3)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit (and reimbursement obligations with respect thereto but excluding letters of credit that have been fully cash collateralized) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (3) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $150.0 million;

(4)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings, purchase money obligations and government bond financings) incurred to finance (or to reimburse the Company or any of its Restricted Subsidiaries for) all or any part of the purchase price or cost of use, design, construction, installation or improvement of property, plant or equipment (including, without limitation and in each case, whether or not owned by the Company or its Restricted Subsidiaries) Aircraft Related Facilities, Aircraft Related Equipment and the Capital Stock of Aircraft Related Special Purpose Entities (and Indebtedness, letters of credit and reimbursement obligations with respect thereto assumed or acquired by the Company or any of its Restricted Subsidiaries in connection with the acquisition of the Capital Stock of the Aircraft Related Special Purpose Entities)) used in the business of the Company or any of its Restricted Subsidiaries or leased to third parties, which Indebtedness is incurred prior to or after 270 days from the date of such purchase or cost of use, design, construction, installation or improvement;

(5)   the incurrence by the Company or any of its Restricted Subsidiaries of (a) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (13), (20), (21) or (24) of this paragraph and (b) Permitted Refinancing Indebtedness secured by Aircraft Related Equipment or other assets replacing, renewing, refunding, extending, refinancing, defeasing or discharging any other Indebtedness of the Company or any of its Restricted Subsidiaries that was secured by Aircraft Related Equipment or other assets; including, in the case of both clauses (a) and (b), the incurrence (including by way of assumption, merger or co-obligation) by one or more of the Company and its Restricted Subsidiaries of Indebtedness of any other Restricted Subsidiaries in connection with, or in contemplation of, a spin-off of such other Restricted Subsidiary;

(6)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock (including Acquired Debt) (i) as part of, or to finance, the acquisition (including by way of merger) of any Permitted Business, (ii) incurred in connection with, or as a result of, the merger, consolidation or amalgamation of any Person (including the Company or any of its Restricted Subsidiaries) that owns a Permitted Business with or into the Company or a Restricted Subsidiary of the Company, or into which the Company or a Restricted Subsidiary of the Company is merged, consolidated or amalgamated, or (iii) that is an outstanding obligation or commitment to enter into an obligation of a Person that owns a Permitted Business at the time that such Person is acquired by the Company or a Restricted Subsidiary of the Company and becomes a Restricted Subsidiary of the Company; provided that after giving pro forma effect to any such transaction described in clauses (i), (ii) or (iii) of this clause (6), either (x) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (y) the Company would have had a Fixed Charge Coverage Ratio not less than the actual Fixed Charge Coverage Ratio of the Company immediately prior to and without giving effect to such transactions;

(7)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries;

(8)   the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock;

(9)   the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the Ordinary Course of Business and not for speculative purposes;

(10)   the Guarantee (including by way of co-obligation or assumption) by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company (including in connection with or in contemplation of a spin-off of the original obligor of the guaranteed or assumed Indebtedness) to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed or assumed;

(11)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations (including reinsurance), bankers’ acceptances, performance bonds and surety bonds in the Ordinary Course of Business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(12)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(13)   Indebtedness (a) constituting credit support or financing from aircraft or engine manufacturers or their affiliates or (b) incurred to finance or refinance Aircraft Related Equipment or other operating assets (including, without limitation, to reimburse the Company or any of its Restricted Subsidiaries for the acquisition cost of any of the foregoing, to finance any pre-delivery, progress or similar payment or pursuant to a sale and lease-back) (whether in advance of or at any time following any acquisition of items being financed, and whether such indebtedness is unsecured in whole or in part or is secured by such items or by other items or by any combination); provided that the principal amount of such Indebtedness incurred in reliance on subsection (b) of this clause (13), at the time of incurrence of such Indebtedness, may exceed the aggregate incurred and anticipated costs to finance acquisition of the item or items being financed by such Indebtedness (calculated at the time of incurrence of such Indebtedness and determined in good faith by an officer of the

Company or Restricted Subsidiary, as applicable (including reasonable estimates of anticipated costs) and calculated to include, without limitation, purchase price, fees, expenses, repayment of any pre- delivery financing and related interest expense (whether or not capitalized) and premium (if any), delivery and late charges and other costs associated with such acquisition (as so calculated, for purposes of this proviso, the “financing costs”)) but, if such principal amount exceeds such financing costs, it may not exceed the aggregate Fair Market Value of the item or items securing such Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer or such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(14)   Indebtedness issued to current or former directors, consultants, managers, officers and employees and their spouses or estates (a) to purchase or redeem Capital Stock of the Company issued to such director, consultant, manager, officer or employee in an aggregate principal amount not to exceed $2.5 million in any twelve-month period or (b) pursuant to any deferred compensation plan approved by the Board of Directors of the Company;

(15)   reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances;

(16)   surety and appeal bonds that do not secure judgments that constitute an Event of Default;

(17)   Indebtedness of the Company or any of its Restricted Subsidiaries to Credit Card, travel charge or clearing house processors in connection with Credit Card processing, travel charge or clearing house services incurred in the Ordinary Course of Business, whether in the form of hold-backs or otherwise;

(18)   the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any other Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any other Restricted Subsidiary of the Company, other than Standard Securitization Undertakings) and is not guaranteed by any such Person;

(19)   the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the Ordinary Course of Business;

(20)   Indebtedness in respect of or in connection with tax-exempt or tax-advantaged municipal bond and similar financings related to Aircraft Related Facilities;

(21)   Credit Card purchases of fuel;

(22)   Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition;

(23)   Indebtedness of the Company or any of its Restricted Subsidiaries consisting of take-or-pay or like obligations contained in supply, maintenance, repair, power-by-the-hour, overhaul or like agreements entered into in the Ordinary Course of Business; or

(24)   the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (24), not to exceed $150.0 million, at any time outstanding.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that the terms “Existing Indebtedness” will not include any Indebtedness that is permitted to be incurred under clause (1) or (3) of the definition of Permitted Debt. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (24) above so long as such item (or portion) of Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

None of the following will constitute an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant:

•	the accrual of interest or preferred stock dividends,
•	the accretion or amortization of original issue discount,
•	the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms,
•	the reclassification of preferred stock or of operating leases or any other instrument or transaction as Indebtedness due to a change in accounting principles or in GAAP or due to a modification of such operating leases, and
•	the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)   the accreted value of the Indebtedness as of such date, in the case of any Indebtedness issued with original issue discount;

(2)   the principal amount of the Indebtedness as of such date, in the case of any other Indebtedness; and

(3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)   the Fair Market Value of such assets as of such date; and

(b)   the amount of the Indebtedness of the other Person as of such date.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Closing Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the incurrence of such Liens:

(1)   in the case of Liens securing subordinated debt, the new notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)   in all other cases, the new notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is equal in priority to such Liens.

Any Lien created for the benefit of holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another wholly owned domestic Subsidiary after the date of the indenture, such newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture effectuating such Guarantor’s note guarantee and deliver an opinion of counsel from counsel who is satisfactory to the Trustee within 30 business days of the date on which it was acquired or created; provided that any Subsidiary that constitutes a Receivables Subsidiary or an Unrestricted Subsidiary need not become a Guarantor until such time as it ceases to be a Receivables Subsidiary or an Unrestricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary (other than the Significant Guarantors) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under the covenant described above under the caption “—Restricted Payments” and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will be permitted only if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default would be in existence following such designation.

SEC Reports

Whether or not required by the SEC’s rules and regulations, so long as any notes are outstanding, the Company will furnish to the Trustee, within 15 days after the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)   all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

Reports, information and documents filed by the Company with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee as of the time such documents are filed via EDGAR.

In addition, for so long as any notes remain outstanding, at any time the Company is not required to file the reports required by the preceding paragraphs with the SEC, the Company will furnish to the holders of the new notes and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of any reports, information and documents to the Trustee will be for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture or documents related thereto.

Merger and Sales of Assets

The indenture provides that the Company and the Significant Guarantors may consolidate with or merge into, or convey, transfer or lease all or substantially all of the Company’s or the Significant Guarantors’ properties and assets to, any Person provided that, among other items:

•	the resulting, surviving or transferee Person is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture, all our obligations under the new notes and the indenture (in the case of the Company) or the obligations under the note guarantees (in the case of the Significant Guarantors); and
•	except in connection with a merger of the Company with a Significant Guarantor or a Significant Guarantor with another Significant Guarantor, immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Any such successor will succeed to and be substituted for, and may exercise every right and power of, the Company or the Significant Guarantor, whichever is party to such transaction, under the indenture, but the predecessor issuer, in the case of a lease of all or substantially all of its assets, shall not be released from the obligation to pay the principal of and interest on the new notes.

A Guarantor that is not a Significant Guarantor may consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person provided that, among other items:

•	except in the case of such a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company) or otherwise ceases to be a Guarantor as a result of such transaction or series of transactions, whether through a merger, consolidation or sale of Capital Stock or assets, the resulting, surviving or transferee Person is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture, all its obligations under such Guarantor’s note guarantee; and
•	except in connection with a merger of such Guarantor with the Company, a Significant Guarantor or another Guarantor, immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

For the avoidance of doubt, this section will not restrict mergers, conveyances, transfers or leases by a Restricted Subsidiary of the Company that is not a Guarantor.

Events of Default

An “Event of Default” occurs with respect to the new notes if any of the following occurs:

(1)   default in any payment of the principal amount or premium, if any, on any of the notes when such amount becomes due and payable at Stated Maturity, upon acceleration, redemption or otherwise;

(2)   failure to pay interest on the notes when such interest becomes due and payable and such failure continues for a period of 30 days;

(3)   failure by the Company or any of its Restricted Subsidiaries to comply with any other covenants or agreements applicable to the notes and such failure continues for 60 days after the notice specified below;

(4)   except as permitted by the indenture, a note guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or a Guarantor denies or disaffirms in writing its obligations under its note guarantee; or

(5)   certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

A Default under clause (3) above will not constitute an Event of Default until the Trustee notifies us or the holders of at least 25% in principal amount of the outstanding notes notify us and the Trustee of the Default and we do not cure such Default within 60 days after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to the Company or its Restricted Subsidiaries that are Significant Subsidiaries) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes then outstanding may, by written notice to us (and to the Trustee, if such notice is given by the holders of the notes), declare the principal amount of the notes and any accrued and unpaid interest on the notes to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization with respect to the Company or its Restricted Subsidiaries that are Significant Subsidiaries, the principal amount of and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

If a Default with respect to the notes occurs and is continuing and is actually known to a trust officer of the Trustee, the Trustee will deliver to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or accrued and unpaid interest on the notes, the Trustee may withhold the notice if and so long as a committee comprised of its trust officers in good faith determines that withholding such notice is in the interest of the holders of the notes.

An Event of Default with respect to the notes will not necessarily be an event of default with respect to any other debt securities issued under the indenture, and an event of default with respect to another series of debt securities issued under the indenture will not necessarily be an Event of Default with respect to the notes.

The indenture provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the notes, or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture or, subject to certain exceptions, that the Trustee determines is unduly prejudicial to the rights of any other holder of the notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

By notice to the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding may waive an existing Default and its consequences except (i) a Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on the notes, (ii) a Default arising from the failure to redeem or purchase any note when required pursuant to the terms of the indenture or (iii) a Default in respect of a provision that under the indenture cannot be amended without the consent of each holder of the notes affected. Further, the holders of a majority in principal amount of the notes by notice to the Trustee may rescind an acceleration of the notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the notes have been cured or waived, except nonpayment of the principal amount of, and accrued and unpaid interest on, the notes that has become due solely because of acceleration.

Modification of Indenture

Without Holder Consent

Without notice to or the consent of any holders of notes, the Company, the Guarantors and the Trustee may supplement or amend the indenture as it applies to the new notes or guarantees:

•	to create a new series of securities; or
•	to evidence the succession of another Person to us or a Guarantor pursuant to a consolidation, merger or conveyance, transfer or lease of assets permitted under the indenture; or
•	to surrender any right or power conferred upon us; or
•	to add to the covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of the notes, and to add any additional Events of Default for the notes, subject to certain limitations; or
•	to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture, board resolution, officers’ certificate or in the notes that may be defective or inconsistent with any other provision contained therein; or
•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of notes; or
•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect; or
•	to conform the text of the indenture or the notes to the “Description of the Notes” set forth in this prospectus supplement to the extent that such provision in the Description of the Notes was intended to be a verbatim, or substantially verbatim, recitation of a provision of the indenture or the notes as evidenced by an officer’s certificate; or
•	to add to or change any provisions of the indenture to such extent as necessary to permit or facilitate the issuance of the notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of the holders of notes in any material respect; or
•	to provide security for the notes; or
•	to provide additional guarantees for the notes; or
•	to make any change that does not adversely affect the rights of any holder of notes; or
•	to evidence and provide for the acceptance of appointment of a separate or successor trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee.

With Holder Consent

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the notes is generally required to amend the indenture as it applies to the new notes. However, without the consent of each holder of an affected note, an amendment may not:

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment or waiver; or
•	reduce the principal amount of, premium, if any, or interest on, or extend the Stated Maturity or interest payment periods, of the notes; or
•	make the notes of such holder payable in money or securities other than that as stated in the notes; or
•	make any change that adversely affects such holders’ right to require us to purchase the notes of such holder in accordance with the terms of the indenture; or

•	impair the right of such holder to institute suit for the enforcement of any payment with respect to the notes; or
•	except as referred to below under “—Satisfaction and Discharge of the Indenture; Defeasance” or in connection with a consolidation, merger or conveyance, transfer or lease of assets pursuant to the indenture, release a Guarantor from its obligations under its note guarantee or make any change in the note guarantee that would adversely affect such holder; or
•	change certain requirements relating to waiving an existing Default or to the right to receive payment of, or bring suit to enforce payments of, the principal amount of, premium, if any, or interest on the notes; or
•	modify any of the foregoing provisions of this sentence.

Satisfaction and Discharge of the Indenture; Defeasance

The indenture shall cease to be of any further effect with respect to the notes if either (a) the Company has delivered to the Trustee for cancellation all notes (with certain limited exceptions) or (b) all notes not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable at their maturity within one year or are to be called for redemption within one year, and the Company shall (i) have deposited with the Trustee as trust funds the amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, and (2) have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

In addition, the Company shall have a “legal defeasance option” (pursuant to which the Company may terminate, with respect to the notes, all of its obligations, except for certain obligations, under the notes and the indenture with respect to the notes and all obligations of the Guarantors under the note guarantees) and a “covenant defeasance option” (pursuant to which the Company may terminate, with respect to the notes, its obligations under the covenants described under “—Certain Covenants” above). If the legal defeasance option is exercised with respect to the notes, payment of the notes may not be accelerated because of an Event of Default. If the covenant defeasance option is exercised with respect to the notes, payment of the notes may not be accelerated because of an Event of Default related to the specified covenants.

In order to exercise either the legal defeasance option or the covenant defeasance option with respect to the notes:

•	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm delivered to the Trustee, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;
•	in the case of an election of the legal defeasance option, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that: (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
•	in the case of an election of the covenant defeasance option, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•	no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) insofar as certain bankruptcy, insolvency or reorganization Events of Default are concerned, at any time in the period ending on the 91st day after the date of deposit;
•	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company is a party or by which the Company is bound;
•	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and
•	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

The Registrar and Paying Agent

The Trustee has been appointed the registrar and paying agent for the new notes. Notes are transferable at the office of the registrar. Principal and interest will be payable at the office of the paying agent. We may, however, pay interest at our option by check delivered to registered holders of the new notes or by wire transfer to an account of the Person entitled thereto as such account shall be provided to the registrar for the new notes. Payments of principal of the new notes will be made against surrender of the new notes at the office of the Trustee (acting as paying agent) at our option by check payable to or upon the written order of the Person entitled thereto or by wire transfer to an account of the Person entitled thereto as such account shall be provided to the registrar for the new notes. Global notes will be paid in accordance with applicable DTC procedures. We may change the paying agent or registrar without prior notice to the holders of the new notes.

Governing Law; Jury Trial Waiver

The indenture is, and the new notes and note guarantees will be, governed by, and construed in accordance with, the laws of the State of New York. The indenture provides that the Company, the Guarantors and the Trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the new notes, the note guarantees or any transaction contemplated thereby.

Form and Settlement; Book-Entry System

The new notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Except under circumstances described below, the new notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the new notes represented by the global notes for all purposes under the indenture. Any notices required to be given to the holders while the new notes are global notes will be given to DTC. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of the Company, the Guarantor, the Trustee, any paying agent or registrar for the new notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the depositary for the new notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

Notes represented by the global note will be exchangeable for certificated securities with the same terms only if:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary within 90 days following the notification to Company or the Company becoming aware of such event;
•	the Company executes and delivers to the Trustee an officers’ certificate to the effect that such global note shall be so exchangeable; or
•	an Event of Default shall have occurred and be continuing and owners of beneficial interests in the global note in an amount not less than a majority of the aggregate outstanding principal amount of such global note have delivered to the Company and the Trustee a notice indicating that the continuation of the book- entry system through DTC is no longer in the best interests of the holders of such beneficial interests; or
•	we and a holder of a beneficial interest in a global note otherwise agree.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a member of the Federal Reserve System. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own The Depository Trust & Clearing Corporation, the sole owner of DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certain Definitions

Set forth below are certain defined terms used in the indenture, which are used in the descriptions under “—Certain Covenants” above:

“Acquired Debt” means, with respect to any specified Person:

(1)   Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

(2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment. A specified Person shall not be deemed to control another Person solely because such specified Person has the right to determine the aircraft flights operated by such other Person under a code sharing, capacity purchase or similar agreement.

“Aircraft Related Equipment” means aircraft (including engines, airframes, propellers and appliances), engines, propellers, spare parts, aircraft parts, simulators and other training devices, quick engine change kits, passenger loading bridges or other flight or ground equipment and other operating assets, including any modifications and improvements with respect to any such equipment.

“Aircraft Related Facilities” means (i) airport terminal facilities, including, without limitation, baggage systems, loading bridges and related equipment, building, infrastructure and maintenance facilities, tooling facilities, club rooms, apron, fueling systems or facilities, signage/image systems, administrative offices, information technology systems and security systems, (ii) airline support facilities, including, without limitation, cargo, catering, mail, ground service equipment, ramp control, deicing, hangars, aircraft parts/storage, training, office and reservations facilities and (iii) all equipment and tooling used in connection with the foregoing.

“Aircraft Related Special Purpose Entities” means entities formed solely for the purpose of holding Aircraft Related Equipment, related moneys and deposits, and other related assets incidental thereto.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith. Treasury, depository and cash management services, netting services and automated clearing house transfers of funds services include, without limitation: corporate purchasing, fleet and travel credit card and prepaid card programs, electronic check processing, electronic receipt services, lockbox services, cash consolidation, concentration, positioning and investing, fraud prevention services, and disbursement services.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means:

(1)   with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)   with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)   with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Scheduled Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)   in the case of a corporation, corporate stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, as of the date acquired, purchased or made, as applicable: (i) marketable securities or other obligations (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued or unconditionally guaranteed as to interest and principal by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three years after such date; (ii) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within three years after such date and having, at the time of the acquisition thereof, a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s; (iii) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage- backed securities; provided that, in each case, the security has a maturity or weighted average life of eighteen months or less from such date and which has, at the date of such acquisition, a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s; (iv) investments in commercial paper maturing no more than one year after such date and having, on such date, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (v) certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), bankers’ acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within three years from such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $250,000,000; (vi) fully collateralized repurchase agreements with counterparties whose long-term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date; (vii) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (i) through (vi) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds; (viii) shares of any money market mutual fund that, as of such date, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (b) is rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s; (ix) auction rate preferred securities that, as of such date, have the highest rating obtainable from either S&P or Moody’s and with a maximum reset date at least every 30 days; (x) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100.0 million; (xi) securities with maturities of three years or less from such date issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and (xii) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date.

“Change of Control” means the occurrence of any of the following:

(1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(2)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), other than, in the case of clause (1) above or this clause (2)(i) any such transaction where the Voting Stock of the Company (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Person or Beneficial Owner (measured by voting power rather than number of shares) or (ii) any sale, transfer, conveyance or other disposition to, or any merger or consolidation of the Company with or into, any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case under this clause (ii), if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Change of Control Payment” has the meaning assigned to that term in the second paragraph under the caption “—Change of Control Offer to Purchase.”

“Change of Control Payment Date” has the meaning assigned to that term in the second paragraph under the caption “—Change of Control Offer to Purchase.”

“Closing Date” means the date of original issuance of the notes.

“Company” means, Allegiant Travel Company.

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)   the Fixed Charges and expense for subservice arrangements contracted with third parties to service scheduled flights of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)   any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5)   depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6)   the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(7)   stock compensation expense for grants to any employee of the Company or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(8)   any net loss arising from the sale, exchange or other disposition of capital assets by the Company or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(9)   any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(10)   proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(11)   any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; minus

(12)   non-cash items, other than the accrual of revenue in the Ordinary Course of Business, to the extent such amount increased such Consolidated Net Income; minus

(13)   the sum of (i) income tax credits and (ii) Consolidated Interest Income included in computing such Consolidated Net Income;

in each case of clauses (1) through (13), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Income” means, as of any date of determination, the sum of the amounts that would appear on a consolidated income statement of the Company and its consolidated Restricted Subsidiaries as the interest income of the Company and its Restricted Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)   all (a) extraordinary, nonrecurring, special or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs; curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), cost-savings, costs or charges incurred in connection with any issuance of securities (including the notes), Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (in each case whether or not successful); and (c) gains and losses realized in connection with any sale of assets, the disposition of securities, the early extinguishment of Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)   the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(3)   the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)   the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)   the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging will be excluded;

(6)   any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7)   the effect on such Person of any non-cash items resulting from any write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;

(8)   any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries; and

(9)   any amortization of deferred charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 470-20 Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement) will be excluded.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and/or any or all of its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as of such date (after giving effect to any incurrence or discharge of Indebtedness on such date) to (y) (i) the aggregate amount of Consolidated EBITDAR for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company have been or are required to be delivered less (ii) the aggregate amount of aircraft rent expense described in clause (5) of the definition of “Fixed Charges” for such period; provided, that:

(1)   if, since the beginning of such period, the Company or any Restricted Subsidiaries shall have made any sales, transfers or other dispositions of any assets where the Fair Market Value of any such asset exceeds $2.0 million (a “Sale”), the Consolidated EBITDAR for such period shall be reduced by an amount equal to the Consolidated EBITDAR (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDAR (if negative) attributable thereto for such period;

(2)   if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made any acquisition or purchase of any assets where the Fair Market Value of any such asset exceeds $2.0 million (a “Purchase”) or any Permitted Investment (including any Permitted Investment occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such Purchase or Permitted Investment occurred on the first day of such period; and

(3)   if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale, Purchase or Permitted Investment that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such Sale, Purchase or Permitted Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase, Permitted Investment or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated Total Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets of the Company and its Restricted Subsidiaries, determined in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate Indebtedness of the Company and its Restricted Subsidiaries that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total indebtedness of the Company and its Restricted Subsidiaries, determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date (after giving effect to any incurrence or discharge of Indebtedness on such date) to (y) (i) the aggregate amount of Consolidated EBITDAR for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company have been or are required to be delivered less (ii) the aggregate amount of aircraft rent expense described in clause (5) of the definition of “Fixed Charges” for such period; provided, that:

(1)   if, since the beginning of such period, the Company or any Restricted Subsidiaries shall have made any Sale, the Consolidated EBITDAR for such period shall be reduced by an amount equal to the Consolidated EBITDAR (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDAR (if negative) attributable thereto for such period;

(2)   if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made any Purchase or any Permitted Investment

(including any Permitted Investment occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such Purchase or Permitted Investment occurred on the first day of such period; and

(3)   if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale, Purchase or Permitted Investment that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDAR for such period shall be calculated after giving pro forma effect thereto as if such Sale, Purchase or Permitted Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase, Permitted Investment or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Company.

“Credit Card” means obligations incurred in connection with any agreement or plan relating to a credit card, debit card, charge card, purchasing card or other similar system.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements providing for the extension of credit, or securities purchase agreements, indentures or similar agreements, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders or investors providing for, or acting as initial purchasers of, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds, insurance products or the issuance and sale of securities, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Default” means any event which, unless cured or waived, is, or after notice or passage of time or both would be, an Event of Default.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “dispose” and “disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the date on which the new notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds received by the Company after the Closing Date from:

(1)   contributions to its common equity capital (other than from any Subsidiary); or

(2)   the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness incurred under clauses (1) or (3) of the definition of Permitted Debt) in existence on the Closing Date until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Company; provided that any such officer shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any specified period, the ratio of the Consolidated EBITDAR plus Consolidated Interest Income of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Company) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four- quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Company and including any operating expense reductions for such period resulting from such acquisition that have been realized or for which all of the material steps necessary for realization have been taken) as if they had occurred on the first day of the four-quarter reference period;

(2)   the Consolidated EBITDAR attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)   any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication,

(1)   the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2)   the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3)   any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4)   the product of (a) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)   the aggregate aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash, but excluding expense relating to subservice arrangements contracted with third parties to service scheduled flights, all as determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing definition, with respect to leases (whether or not they are required to be capitalized on a Person’s balance sheet under generally accepted accounting principles in the United States of America in effect as of the date of the indenture) and with respect to financial matters related to leases, including assets, liabilities and items of income and expense, “GAAP” shall mean (other than for purposes of the covenant described under “—Certain Covenants—SEC Reports”), and determinations and calculations shall be made in accordance with, generally accepted accounting principles in the United States of America, which are in effect as of the date of the indenture.

“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the Ordinary Course of Business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guarantor” means any Restricted Subsidiary of the Company that guarantees the notes in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the note guarantee of such Person has been released in accordance with the provisions of the indenture.

“Guarantor Obligations” means the due and punctual payment, of the principal of (and premium, if any) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of the notes), if any, on the notes, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any holder or otherwise, according to the terms thereof and of the indenture and all other obligations of the Company with respect to the notes to the holder or the Trustee thereunder.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)   other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)   in respect of borrowed money;

(2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof but excluding letters of credit that have been fully cash collateralized);

(3)   in respect of banker’s acceptances;

(4)   representing Capital Lease Obligations;

(5)   representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the Ordinary Course of Business; or

(6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting

Standards Board Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the foregoing, none of the following will constitute Indebtedness: (a) Banking Product Obligations, (b) obligations in respect of the pre-purchase of frequent flyer miles, (c) maintenance deferral agreements, (d) an amount recorded as indebtedness in the Company’s financial statements solely by operation of Financial Accounting Standards Board Accounting Standards Codification 840-40-55 or any successor provision of GAAP but which does not otherwise constitute Indebtedness as defined hereinabove, (e) a deferral of pre-delivery payments relating to the purchases of Aircraft Related Equipment, (f) obligations under flyer miles participation agreements and (g) air traffic liability.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the fourth to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Notwithstanding the foregoing, any Equity Interests retained by the Company or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by the Company or any Restricted Subsidiary of the Company after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the fourth to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Joint Venture” means any Person, other than an individual or a wholly-owned Subsidiary of the Company, in which the Company or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Debt” means Indebtedness:

(1)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)   as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” means any Unrestricted Subsidiary that (a) has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto.

“Ordinary Course of Business” means, with respect to the Company or any of its Subsidiaries, (a) in the Ordinary Course of Business of, or in furtherance of an objective that is in the ordinary course of business of, Company and its Subsidiaries, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of the Company or the past or current practice of one or more commercial air carriers in the United States.

“Permitted Business” means any business that is similar, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of the business in which the Company and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Investments” means:

(1)   any Investment in the Company (including an Investment in the notes) or in a Restricted Subsidiary of the Company;

(2)   any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)   any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)   such Person becomes a Restricted Subsidiary of the Company; or

(b)   such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)   any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)   any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)   any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)   Investments represented by Hedging Obligations;

(8)   loans or advances to officers, directors or employees made in the Ordinary Course of Business in an aggregate principal amount not to exceed $5.0 million;

(9)   redemption or purchase of the notes;

(10)   any Guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(11)   any Investment of the Company and its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date, or (b) as otherwise permitted under the indenture;

(12)   Investments or commitments to make Investments acquired after the Closing Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger and Sales of Assets” after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)   the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14)   accounts receivable arising in the Ordinary Course of Business;

(15)   Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed 15% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries at the time of such Investment;

(16)   Investments consisting of reimbursable extensions of credit; provided that any such Investment made pursuant to this clause (16) shall not be permitted if unreimbursed within 90 days of any such extension of credit;

(17)   Investments in connection with making or financing any pre-delivery, progress or other similar payments relating to the acquisition of Aircraft Related Equipment;

(18)   Investments in travel or airline related businesses or activities made in connection with alliance agreements, distribution agreements, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to airport facilities, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (18) (excluding Investments existing on the date of the indenture) shall not exceed $15.0 million at any time outstanding;

(19)   Investments consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business;

(20)   Investments made by way of any endorsement of negotiable instruments received in the Ordinary Course of Business and presented to any bank for collection or deposit;

(21)   Investments consisting of stock, obligations or securities received in settlement of amounts owing to the Company or any Restricted Subsidiary in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder;

(22)   Investments made in Unrestricted Subsidiaries not to exceed $2.5 million in any fiscal year in the aggregate;

(23)   Investments in fuel and credit card consortia and in connection with agreements with respect to fuel consortia, credit card consortia and fuel supply, in each case, in the Ordinary Course of Business;

(24)   Investments in connection with outsourcing initiatives in the Ordinary Course of Business;

(25)   guarantees incurred in the Ordinary Course of Business of obligations that do not constitute Indebtedness of any regional air carrier doing business with the Company or any of its

Restricted Subsidiaries in connection with the regional air carrier’s business with the Company or such Restricted Subsidiary; advances to airport operators of landing fees and other customary airport charges for carriers on behalf of which the Company or any of its Restricted Subsidiaries provides ground handling services; and

(26)   Investments consisting of advances and loans to Joint Ventures of the Company or the Guarantors, in an aggregate amount outstanding at any time not to exceed $5.0 million.

“Permitted Liens” means:

(1)   Liens existing on the Closing Date;

(2)   Liens securing Indebtedness and other obligations permitted to be incurred under clause (3) under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)   Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), 5(b), (13) and (20) under “Certain Covenants – Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)   Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien;

(5)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien;

(6)   pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(7)   deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(8)   Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of the indenture;

(9)   any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(10)   Liens created by landlords over leasehold property and zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(11)   security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” (ii) such security interests are incurred, and the Indebtedness secured thereby (other than with respect to extensions, renewals or replacements thereof) is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the greater of the cost or the Fair Market Value of such real property, improvements or equipment at the time of such acquisition (or construction), and (iv) such security interests do not apply to any other property or assets of the Company or any Restricted Subsidiary;

(12)   Liens securing Hedging Obligations permitted to be incurred pursuant to clause (9) under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(14)   Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(15)   judgment Liens so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(16)   other Liens securing liabilities in an aggregate amount not to exceed $50.0 million at any time outstanding;

(17)   Liens securing pari passu Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that at the time of any such incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2:00:1:00; and

(18)   Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Permitted Lien referred to in clauses (1) through (17) above, inclusive of any Lien existing at the date of the issuance of the new notes; provided, however, that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of any applicable premium and reasonable financing fees and related transaction costs).

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company will be permitted to classify at the time of its incurrence or later reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred by the Company or its Restricted Subsidiaries of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness (whether or not capitalized or accreted or payable on a current basis) and the amount of all fees and expenses, including premiums, incurred in connection therewith (such original principal amount plus such amounts described above, collectively, for purposes of this clause (1), the “preceding amount”)); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by all or a portion of the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer of such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(2)   if such Permitted Refinancing Indebtedness has a maturity date that is after the maturity date of the notes (with any amortization payment comprising such Permitted Refinancing

Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (b) more than 60 days after the final maturity date of the notes;

(3)   if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged;

(4)   no Restricted Subsidiary that is not a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such non-guarantor Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(5)   notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by the Company or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary or any other Person (in the case of a transfer by the Company or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that the financing terms, covenants, termination events and other provisions (including collateralization levels) thereof shall be on customary market terms for securitization transactions involving assets such as, or similar to, the assets subject thereto (as determined in good faith by a responsible financial officer of the Company).

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing or securitization of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, and (ii) fees payable in the Ordinary Course of Business in connection with servicing accounts receivable and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services.

“Scheduled Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Significant Guarantors” means Allegiant Air, LLC, Sunrise Asset Management LLC and Allegiant Vacations, LLC, and each of their successors and permitted assigns.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Closing Date.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by the Company or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means the date specified in the notes as the fixed date on which an amount equal to the principal amount of the notes is due and payable.

“Subsidiary” means, with respect to any Person:

(1)   any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)   any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of the indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1)   has no Indebtedness other than Non-Recourse Debt;

(2)   is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)   the then outstanding principal amount of such Indebtedness.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of new notes, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the new notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note held as a capital asset by a beneficial owner who purchased the new note on original issuance from the initial purchasers in this offering at the price indicated on the cover page of this prospectus supplement. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies or traders in securities that elect to use a mark-to-market method of accounting for their securities;
•	tax consequences to persons holding notes as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes under the constructive sale provisions of the Code;
•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;
•	tax consequences to investors in pass-through entities;
•	alternative minimum tax consequences, if any;
•	the impact of the Medicare contribution tax, if any;
•	any state, local or foreign tax consequences; and
•	estate or gift tax consequences, if any.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding the new notes, you should consult your tax advisors.

If you are considering the purchase of new notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of new notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) of new notes that is not a U.S. holder. Special rules may apply to some non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in some circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payments of Interest

Subject to the discussion below regarding amortizable bond premium and pre-acquisition accrued interest, payments of stated interest on the new notes will generally be taxable to a U.S. holder as ordinary income at the time such payments are paid or accrued, in accordance with the U.S. holder's usual method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the new notes will be issued without original issue discount for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (see “Description of the Notes - Optional Redemption” and “Description of the Notes - Certain Covenants - Change of Control Offer to Purchase”), we may be obligated to pay amounts in excess of stated interest or principal on the new notes. Although the issue is not free from doubt, we intend to take the position that the possibility of such payments does not result in the new notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”), and if the IRS were to take a contrary position, U.S. holders may be required to treat any gain recognized on the sale or other disposition of the new notes as ordinary income rather than as capital gain. Furthermore, U.S. holders would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the new notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. holders are urged to consult their tax advisors regarding the potential application to the new notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a new note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the new note. A U.S. holder’s tax basis in a new note will generally be equal to the amount that the U.S. holder paid for the note, excluding pre-acquisition accrued interest, reduced by any bond premium previously amortized (as described below). Any gain or loss recognized on a taxable disposition of the new note generally will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the new note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. A U.S. holder’s ability to deduct capital losses may be limited.

Pre-Acquisition Accrued Interest

A portion of the price paid for the new notes may be allocable to interest that accrued prior to the date the note is purchased (the “pre-acquisition accrued interest”). On the first interest payment date, a portion of the interest received in an amount equal to the pre-acquisition accrued interest should be treated as a return of the pre-acquisition accrued interest and not as a payment of interest on the new note. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received.

Amortizable Bond Premium

Subject to the discussion below, if a U.S. holder purchases a new note for an amount that is greater than its principal amount, the U.S. holder will be considered to have purchased the note with amortizable bond premium. In general, the amortizable bond premium with respect to any note is the excess of the purchase price (disregarding the amount attributable to pre-acquisition accrued interest) over the principal amount and a U.S. holder may elect to amortize this bond premium, using a constant-yield method, over the remaining term of the note. A U.S. holder generally may use the amortizable bond premium allocable to an accrual period to offset stated interest otherwise required to be included in income with respect to the note in that accrual period. However, because the new notes may be redeemed at an amount in excess of the principal amount under certain circumstances, we expect that a U.S. holder’s ability to amortize will be limited or deferred. A U.S. holder should consult its tax adviser regarding the calculation of amortizable bond premium. An election to amortize bond premium applies to all taxable debt obligations then owned or thereafter acquired and may be revoked only with the consent of the IRS.

A U.S. holder may also make an election to include in income all interest that accrues on a note in accordance with a constant-yield method based on the compounding of interest. If a U.S. holder makes a constant-yield election for a note with amortizable bond premium, that election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium, and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation. Except as discussed in this paragraph, this discussion assumes that a U.S.holder does not make the election to accrue all interest on a constant-yield method.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the new notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a new note to a non-U.S. holder provided that:

•	the non-U.S. holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;
•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and
•	either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or W-8BEN-E (or other applicable form)) or (b) the non-U.S. holder holds the new notes through specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the new notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the new notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a new note will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); or
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption or other taxable disposition of a new note, generally in the same manner as if you were a U.S. holder. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If you are described in the second bullet point above, you will generally be subject to a flat 30% tax (unless an applicable tax treaty provides for more favorable treatment) on the gain recognized on the sale, exchange, redemption or other taxable disposition of a new note. Such gain may be offset by U.S. source capital losses, even though you are not considered a resident of the United States, provided that you have timely filed U.S. federal income tax returns with respect to such losses.

Any amounts received by a non-U.S. holder on a sale, exchange, redemption or other taxable disposition of a new note that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “-Consequences to Non-U.S. Holders-Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “-Consequences to Non-U.S. Holders-Payments of Interest” has been received. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

FATCA

Sections 1471 to 1474 of the Code and Treasury Regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments (including principal) on, and the gross proceeds from the sale or other disposition of, obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to:

•	payments of U.S. source interest; and
•	on or after January 1, 2019, gross proceeds from the disposition of, and payments of principal on, obligations that produce U.S. source interest.

Because the new notes will produce U.S. source interest, payments on, and the gross proceeds from the sale or other disposition of, the new notes to certain foreign entities could become subject to the FATCA withholding tax. Holders should consult their own tax advisors on how these rules may apply to their investment in the new notes. In the event any withholding under FATCA is imposed with respect to any payments on the new notes, no additional amounts will be paid to compensate for the withheld amount.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the new notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other specified parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the new notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of a Plan subject to Title I of ERISA which engages in such a non-exempt prohibited transaction may be subject to liabilities under ERISA.

The acquisition and/or holding of the new notes by an ERISA Plan with respect to which the Company or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the new notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the new notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the exemption pursuant to Section 4975(d)(20) of the Code and Section 408(b)(17) of ERISA respecting transactions with service providers (other than certain fiduciaries) for adequate consideration may apply to the acquisition and holding of the new notes by such service providers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the new notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of the new notes, each purchaser and subsequent transferee of the new notes will be deemed to have represented and warranted that either (i) such purchaser or transferee is not a Plan and no portion of the assets used by such purchaser or transferee to acquire and hold the new notes constitutes assets of any Plan or (ii) the purchase and holding of the new notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the new notes on behalf of, or with the assets of, any Plan, consult with their legal counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the new notes.

UNDERWRITING

The Company and Goldman, Sachs & Co., as sole underwriter, have entered into an underwriting agreement with respect to the new notes. Subject to certain conditions, the underwriter has agreed to purchase all of the new notes, if any are taken and the Company has agreed to reimburse Goldman Sachs & Co. for certain expenses including legal expenses.

Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to    % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price of up to    % of the principal amount of notes. If all the new notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms. The offering of the new notes by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

We have been advised by the underwriter that the underwriter intends to make a market in the new notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the new notes.

In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the new notes while the offering is in progress.

These activities by the underwriter, as well as other purchases by the underwriter for its own accounts, may stabilize, maintain or otherwise affect the market price of the new notes. As a result, the price of the new notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

This prospectus supplement and the accompanying prospectus do not constitute an offer of, or a solicitation of an offer by or on behalf of us or the underwriter to subscribe for or purchase, any of the new notes in any jurisdiction to or from any person to whom or from whom it is unlawful to make such an offer or solicitation in that jurisdiction. This distribution of this prospectus supplement and the accompanying prospectus and the offering of the new notes in certain jurisdictions may be restricted by law. We and the underwriter require persons into whose possession this prospectus supplement and the accompanying prospectus come to observe the following restrictions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or
(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the Offered Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers or the Guarantors; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. For the purpose of this paragraph, the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the United Kingdom.

Canada

The new notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the new notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The new notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32,

Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the new notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The new notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the new notes may not be circulated or distributed, nor may the new notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the new notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the new notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $   .

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of our securities issued hereunder will be passed upon for us by Ellis Funk, P.C., Atlanta, Georgia. As of September 30, 2016, members of Ellis Funk, P.C., beneficially owned in the aggregate fewer than 5,000 shares of our common stock. Certain legal matters relating to the offering will be passed upon for the underwriter by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The consolidated financial statements of Allegiant Travel Company for the five years ended December 31, 2015, and the related financial statement schedule, incorporated by reference in this prospectus from Allegiant’s Annual Report on Form 10-K for the five years ended December 31, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm. Such financial statements and financial statement schedule are, and financial statements for periods ending on or before December 31, 2015, included in audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance on Ernst & Young LLP’s reports (to the extent covered by consents filed with the Securities and Exchange Commission), given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC's website at http://www.sec.gov and on our website at www.allegiant.com. Information on our website is not incorporated into this prospectus supplement and should not be relied upon in determining whether to invest in our securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this or any future prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) and that are not delivered with this prospectus supplement. They contain important information about us and our financial condition.

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 22, 2016, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2016.
•	Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed with the SEC on May 2, 2016.
•	Quarterly Report on Form 10-Q for the three months ended June 30, 2016, filed with the SEC on August 1, 2016.
•	Quarterly Report on Form 10-Q for the three months ended September 30, 2016, filed with the SEC on November 1, 2016.
•	Current Reports on Form 8-K filed with the SEC on January 5, 2016, February 1, 2016, July 1, 2016 (Item 5.07 only), July 28, 2016, July 29, 2016 (Item 1.01 only) and September 9, 2016.

Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request copies of these filings at no cost, by writing or telephoning our Investor Relations Department at the following address:

Allegiant Travel Company
1201 North Town Center Drive
Las Vegas, Nevada 89144
(702) 851-7300
Attention: Investor Relations

PROSPECTUS

Allegiant Travel Company

Debt Securities

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell in one or more offerings our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents or a combination of these methods. To the extent not described in this prospectus, the names of any underwriters or agents participating in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 12in this prospectus.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest in our securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ALGT”. We will provide information in any applicable prospectus supplement regarding any listing of securities being sold hereunder.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in this prospectus, in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (the “Commission”). See “Risk Factors” on page 2of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered. Each time there is a sale of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid for the securities, the net proceeds to us, the manner of distribution, any underwriting compensation, the risks related to an investment in the securities offered and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

All references in this prospectus to “we,” “our” and “us” refer to Allegiant Travel Company and its consolidated subsidiaries unless the context otherwise requires. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Pursuant to this registration statement, we may offer, issue and sell debt securities as set forth on the cover page of this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ALLEGIANT TRAVEL COMPANY

We are a leisure travel company focused on providing travel services and products to residents of small, underserved cities in the United States. We were founded in 1997 and, in conjunction with our initial public offering in 2006, we incorporated in the state of Nevada. We operate a low-cost passenger airline marketed to leisure travelers in small cities, allowing us to sell air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services. In addition, we provide air transportation under fixed-fee flying arrangements. Our developed route network, pricing philosophy, advertising and diversified product offering built around relationships with premier leisure companies are all intended to appeal to leisure travelers and make it attractive for them to purchase air travel and related services from us.

Our business model provides for the following diversified revenue streams, which we believe distinguish us from other U.S. airlines and travel companies:

•	Scheduled service revenue consists of the base air fare for our nonstop flights between our small city markets and our leisure destinations.
•	Ancillary revenue consists of optional air-related charges and third-party products. These optional air-related charges include baggage fees, advance seat assignments, our own travel protection product, change fees, use of our call center for purchases, priority boarding, food and beverage purchases on board and other air-related services. We also generate revenue from the sale of third-party products such as hotel rooms, ground transportation (rental cars and hotel shuttle products) and attraction and show tickets. We recognize our ancillary revenue net of amounts paid to service providers, travel agent commissions and credit card processing fees.
•	Fixed-fee contract revenue consists of air transportation that we provide through fixed-fee agreements and charter service on a year-round and ad hoc basis.
•	Other revenue consists principally of lease payments on aircraft or engines that we own and are being leased to third parties. We may temporarily act as lessor when we have opportunistically acquired an aircraft or engine while it was on lease to a third party. Upon the expiry of the lease, we will seek to operate the asset ourselves.

Our business strategy has evolved as our experienced management team has looked differently at the traditional business model used in the airline and travel industry. We have consciously developed a different approach:

Traditional Airline Approach		Allegiant Approach
•	Focus on business and leisure customers	•	Focus on leisure traveler

•	Provide high frequency service from big cities	•	Provide low frequency service from small cities

•	Use smaller aircraft to provide connecting service from smaller markets through hubs	•	Use larger jet aircraft to provide nonstop service from small cities direct to leisure destinations

•	Bundled pricing	•	Unbundled pricing of air-related services and products

•	Sell through various intermediaries	•	Sell only directly to travelers

•	Offer flight connections	•	No connecting flights offered

•	Use code-share arrangements to increase passenger traffic	•	Do not use code-share arrangements

Our principal executive offices are located at 8360 South Durango Drive, Las Vegas, Nevada 89113. Our telephone number is (702) 851-7300. Our website address is http://www.allegiant.com. We have not incorporated by reference into this prospectus the information on or accessible through our website and you should not consider it to be a part of this document. Our website address is included in this document for reference only.

Allegiant Travel Company, Allegiant Air, Allegiant Vacations and Sunrise Asset Management are service marks of Allegiant Travel Company in the U.S. This prospectus also contains trademarks and tradenames of other companies.

RISK FACTORS

An investment in our securities involves a high degree of risk. Investors should carefully consider the risks described in the documents below before making an investment decision:

•	the information contained in or incorporated by reference into this prospectus;
•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;
•	the risks described in our Annual Report on Form 10-K for our most recent fiscal year and in any Quarterly Report on Form 10-Q which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus; and
•	other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC.

Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price or value of our securities could decline due to any of these risks, and investors may lose all or part of their investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the three months ended March 31, 2014 and for each of the five years in the period ended December 31, 2013.

	Three Months ended March 31, 2014	Year ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	13.67	11.77	12.01	8.89	19.76	18.71

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes, plus fixed charges less interest capitalized, earnings from joint venture, pretax earnings attributable to noncontrolling interest, and plus amortization of capitalized interest. Fixed charges include interest expense, including interest capitalized, and the interest factor of operating lease expense. The interest factor of operating lease expense is based on an estimate which we consider to be a reasonable approximation.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, the net proceeds from this offering will be used to purchase additional aircraft consistent with our growth strategy and acquisition criteria, for other capital expenditures, for debt repayment, for stock repurchases under existing board authorized programs or under share repurchase programs that may be approved in the future or to fund working capital and general corporate purposes. We may apply proceeds of this offering to the purchase of aircraft under contract or for aircraft we identify for purchase in the future. Pending the use of the net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities. If the net proceeds from a specific offering will be used to repay indebtedness, the applicable prospectus supplement or other offering material will describe the relevant terms of the debt to be repaid.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the terms of the debt securities and guarantees sets forth certain general terms and provisions of the debt securities and guarantees to which any prospectus supplement may relate. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities and guarantees will be described in the prospectus supplement relating to those debt securities and guarantees. Accordingly, for a description of the terms of a particular issue of debt securities and guarantees, reference must be made to both the prospectus supplement relating thereto and to the following description.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

For the purposes of this “Description of Debt Securities and Guarantees” section of this prospectus, references to “Allegiant,” “the Company,” “we,” “our” or “us” refer to Allegiant Travel Company only, excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer's certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the securities of the series is payable;
•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;
•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;
•	any provisions relating to any security provided for the debt securities;
•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
•	the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange; and
•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and
•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties to the Company. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;
•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Allegiant; and
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and
•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each

Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;
•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to add guarantees with respect to the debt securities of any series or secure the debt securities of any series;
•	to surrender any of our rights or powers under the indenture;
•	to add covenants or events of default for the benefit of holders of debt securities of any series;
•	to make any change that does not adversely affect the rights of any holder of debt securities;
•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or
•	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;
•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or
•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Satisfaction and Discharge. The indenture provides that we may terminate our obligations with respect to a series of debt securities issued under the indenture, when:

•	Either:
•	all such debt securities authenticated and delivered (other than debt securities that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the trustee for cancellation; or
•	all such securities that have not been delivered to the trustee for cancellation
•	have become due and payable; or
•	will become due and payable at their stated maturity within one year; or
•	have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us; or
•	are deemed paid and discharged pursuant to legal defeasance provisions of this indenture (Section 8.3)

and we, in the case of the first, second or third bullet point above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in an amount of money or U.S. government obligations sufficient for the purpose of paying and discharging the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of securities which have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	and we have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the satisfaction and discharge of the indenture have been complied with.

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and
•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4)

Guarantees

One or more of our wholly owned subsidiaries, Allegiant Air, LLC, Allegiant Vacations, LLC, AFH, Inc., Allegiant Information Systems, Inc., Sunrise Asset Management, LLC, G4 Properties LLC and MR Brightside LLC may jointly and severally guarantee any series of debt securities. The specific terms of any guarantees will be described in the applicable prospectus supplement. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Governing Law

The indenture and the debt securities and guarantees will be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

General

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers,
•	to or through underwriters or dealers,
•	through agents, or
•	through a combination of any of these methods.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction,
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account,
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers, or
•	privately negotiated transactions.

We may also enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of that particular offering of securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any,
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale,
•	any over-allotment options under which underwriters may purchase additional securities from us,
•	any delayed delivery arrangements,
•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation,
•	any discounts or concessions allowed or reallowed or paid to dealers, and
•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed,
•	at market prices prevailing at the time of sale,
•	at prices related to the prevailing market prices, or
•	at negotiated prices.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers' commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities on any securities exchange; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC's web site at http://www.sec.gov and on our website at http://www.allegiant.com. Information on or accessible through our website is not incorporated into this prospectus and should not be relied upon in determining whether to invest in our securities.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC's Public Reference Room in Washington D.C., as well as through the SEC's website.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the filing of this registration statement and prior to its effectiveness and (ii) until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2014 and Amendment No. 2 on Form 10-K/A filed with the SEC on May 2, 2014.
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 9, 2014.
•	Current Reports on Form 8-K filed with the SEC on April 17, 2014, April 23, 2014 (Item 5.02 only) and May 30, 2014.

You may request copies of these filings at no cost, by writing or telephoning our Investor Relations Department at the following address:

Allegiant Travel Company
8360 South Durango Drive
Las Vegas, Nevada 89113
(702) 851-7300
Attention: Investor Relations

FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements,” which you can generally identify by our use of forward-looking words including “believe,” “expect,” “intend,” “may,” “will,” “should,” “could,” “anticipate” or “plan” or the negative or other variations of these terms or comparable terminology, or by discussion of strategies that involve risks and uncertainties. These forward-looking statements are not historical facts, but are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, fleet plan, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements are listed under “Risk Factors” in a prospectus supplement and may also be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation:

•	the effect of the economic downturn on leisure travel,
•	volatility of fuel costs,
•	labor issues,
•	our introduction of an additional aircraft type,
•	terrorist attacks,
•	risks inherent to airlines,
•	demand for air services to our leisure destinations from the markets served by us,
•	debt covenants,
•	our dependence on our leisure destination markets,
•	the competitive environment,
•	an accident involving or problems with our aircraft,
•	our reliance on our automated systems,
•	economic and other conditions in markets in which we operate,
•	governmental regulation,
•	the possible loss of key personnel,
•	our reliance on third parties who provide services or facilities to us,
•	economic and other conditions in markets in which we operate,
•	aging aircraft,
•	increase in maintenance costs, and
•	cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

LEGAL MATTERS

The validity of our securities issued hereunder will be passed upon for us by Ellis Funk, P.C., Atlanta, Georgia. As of June 1, 2014, members of Ellis Funk, P.C., beneficially owned in the aggregate fewer than 5,000 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Allegiant Travel Company appearing in Allegiant Travel Company's Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Allegiant Travel Company's internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$100,000,000

Allegiant Travel Company

5.50% Senior Notes
Due 2019

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.